As filed with the Securities and Exchange Commission on August 4, 2005
                                             Registration No. 333-___________
==============================================================================


         United States Securities and Exchange Commission
                       Washington, DC 20549

                            Form SB-2
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  FLEXPOINT SENSOR SYSTEMS, INC.
          (Name of small business issuer in its charter)

      Delaware                       3829                   87-0620425
(State of incorporation)  (Primary Standard Industrial   (I.R.S. Employer
                           Classification Code Number)   Identification No.)



                   106 West Business Park Drive
                        Draper, Utah 84020
                           801-568-5111
   (Address and telephone number of principal executive offices and principal place of business)

                    Clark M. Mower, President
                   106 West Business Park Drive
                        Draper, Utah 84020
                           801-568-5111
             (Name and address of agent for service)

                            Copies to:
                       Cindy Shy, Attorney
                         Cindy Shy, P.C.
                2157 S. Lincoln Street, Suite 202
                   Salt Lake City, Utah 84106
                          (801) 323-2392

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                    Proposed      Proposed
                                    maximum       maximum
Title of each class                 offering      aggregate       Amount of
of securities to be  Amount to be   price         offering        registration
registered           registered (1) per unit (2)  price           fee
------------------------------------------------------------------------------
Common Stock         8,932,670      $ 1.76        $ 15,721,499.20 $ 1,850.42
------------------------------------------------------------------------------

(1) Includes 3,656,335 underlying shares for the conversion of  warrants.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low trading prices as reported on August 1, 2005.


Flexpoint Sensor Systems, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            PROSPECTUS

------------------------------------------------------------------------------
|                           SUBJECT TO COMPLETION                            |
|                                                                            |
| The information in this prospectus is not complete and may be changed. | | We may not sell these securities until the registration statement filed | | with the Securities and Exchange Commission is effective. This prospectus | | is not an offer to sell these securities and it is not soliciting an offer |
| to buy these securities in any state where the offer or sale is not        |
| permitted.                                                                 |
------------------------------------------------------------------------------



                  FLEXPOINT SENSOR SYSTEMS, INC.
                      a Delaware corporation

                 8,932,670 shares of common stock
                         par value $0.001


We are registering 8,932,670 shares of our common stock. These shares are presently owned by the selling stockholders named in this prospectus and they will be sold by the selling stockholders.

We will not receive the proceeds from the sale of these common shares.



-------------------------------------------------------------------
               Trading Symbol:  OTC Bulletin Board
                              "FLXT"

          Common stock prices as reported by the OTC Bulletin Board on August 1, 2005, $1.79 high price and low price of $1.73.

-------------------------------------------------------------------

   This investment involves a high degree of risk; you should review the "Risk Factors" beginning on page 4.
                          ______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        __________________

                 Prospectus dated August _, 2005

                        TABLE OF CONTENTS


Prospectus Summary..........................................................3
Risk Factors................................................................4
Use of Proceeds.............................................................7
Market for Common Equity....................................................7
Description of Business.....................................................9
Property...................................................................15
Legal Proceedings..........................................................15
Management's Discussion and Analysis.......................................16
Management.................................................................22
Executive Compensation.....................................................23
Certain Related Transactions...............................................23
Principal Stockholders.....................................................23
Description of Common Stock................................................25
Selling Stockholders.......................................................25
Plan of Distribution.......................................................30
Other Information..........................................................31
   Interest of Named Experts and Counsel...................................31
   SEC's Position on Indemnification for Securities Act Liability..........31
   Additional Information..................................................32
Changes In and Disagreements With Accountants on Accounting
   and Financial Disclosure................................................32
Financial Statements.......................................................32

                       PROSPECTUS SUMMARY
                  Flexpoint Sensor Systems, Inc.
                   106 West Business Park Drive
                        Draper, Utah 84020
                           801-568-5111


THE COMPANY

Flexpoint Sensor Systems, Inc. is a development stage company principally engaged in obtaining financing and seeking manufacturing contracts for the design and engineering of technology and equipment using our Bend Sensor technology, which is a flexible potentiometer technology. We emerged from Chapter 11 bankruptcy on February 24, 2004 and since that time we have leased a manufacturing facility, purchased necessary equipment to establish a production line, negotiated contracts, manufactured Bend Sensor technology devices and have further developed our technologies. Our goal is to install a production line that qualifies as a QS-9001 production line and facility by 2006. This qualification will increase the marketability of our products to automotive parts suppliers.

THE OFFERING

We are registering 8,932,670 shares of common stock to be sold by the selling stockholders who are listed on page 26. Of these shares, 3,656,335 shares will be issued to the selling stockholders upon the exercise of warrants at some future date. The selling stockholders may sell the shares from time to time in their total discretion. See "Plan of Distribution" starting on page 30 for further details about the possible methods of sale which may be used by the selling stockholders.

       Shares of common stock outstanding as of July 19, 2005     22,974,537

       Shares of common stock to be registered                     8,932,670

       Common stock outstanding after the offering (assuming      26,630,872
       the warrants are exercised and the underlying shares are sold.)

In this prospectus references to "Flexpoint Sensor," "we," "us," and "our" refer to Flexpoint Sensor Systems, Inc. and its subsidiaries.


                           RISK FACTORS

Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. Investing in our common stock involves a high degree of risk and you should not invest in our common stock unless you can afford to lose your entire investment.

RISKS RELATED TO THE OFFERING AND OUR STOCK PRICE

     We have not paid cash or stock dividends on our common stock and this may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends. This lack of dividend potential may discourage potential investors from purchasing our common stock.

     The future sale of the registered common stock may negatively affect our stock price and you may be unable to resell your common stock at or above the price you paid for it.

The market price of our common stock could drop as a result of sales of the registered shares in the market, or the perception that such sales could occur, after the effective date of this registration statement. We are registering 8,932,670 shares of common stock and if the selling stockholders attempt to sell their shares into the market at the same time, this could drive down the market price of our common stock.

     Investors may have difficulty selling our common stock due to a limited market and the "penny stock" rules.

Our common stock is traded on the OTC Bulletin Board and there has not been a large public market for our common stock. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Also, our common stock qualifies as a "penny stock" under the Penny Stock Suitability Reform Act of 1990 based on its market value and our net tangible assets. The liquidity of penny stock is affected by specific disclosure procedures that must be followed by all broker and dealers related to a penny stock transaction. The rules require delivery by brokers and dealers of a disclosure schedule before any transaction in a penny stock. The broker and dealers must determine the suitability of the stock for a particular customer and obtain a written agreement from the customer to purchase the stock. The SEC recently adopted new regulations which will require a two-business day delay prior to execution of a trade in a penny stock by a broker and dealer. These additional requirements affect the timing of purchases and sales by investors.

RISKS RELATED TO OUR BUSINESS

      We have a history of losses and may never become profitable.

We are unable to fund our day-to-day operations from revenues and the lack of revenues for continued growth may cause us to delay our business plans.
During the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004, we incurred a loss of $4,510,726 and had a negative cash flow from operating activities of $535,404. For the six months ended June 30, 2005, we incurred a loss of $763,304 and had negative cash flows from operating activities of $699,348. We anticipate proceeds from our private placement in March of 2005 will fund our operations for the next twelve months; however, we anticipate that revenues will not increase until late 2006 or early 2007. In addition, if we decide to expand our business activities outside the automotive market in 2006, we anticipate needing more than approximately $1,000,000 in additional funding.

      If our sales do not develop as projected it will be difficult to reduce expenditures in the short term.

A significant portion of our expenses will be fixed in advance based in large part on overhead and manufacturing costs. If our actual sales are below expectations, any shortfall may be magnified by our inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in sales revenues would have an immediate adverse affect on our business and financial condition. In addition, we plan to increase operating expenses to fund additional sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, it may result in the discontinuance of our business due to lack of funding.

      We may not have adequate experience to successfully manage anticipated growth.

In January 2005 we restructured our management team and brought in an experienced group of executive level management personnel to direct the growth
of our business operations.   However, we may not be equipped to successfully
manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on our managerial, operating, financial and other resources. Our future performance will depend, in part, on our ability to manage growth effectively, which will require us to:
..    improve existing and implement new financial controls and systems, management information systems, operating, administrative, financial and accounting systems and controls,
..    maintain close coordination between engineering,  programming, accounting, finance, marketing, sales and operations, and
..    attract and retain additional qualified technical and marketing personnel.
There is intense competition for management, technical and marketing personnel in our business. The loss of the services of any of our key employees or our failure to attract and retain additional key employees could have a material adverse effect on our ability to continue as a going concern.

      We may not have adequate manufacturing capacity to meet anticipated manufacturing contracts.

Based on projected orders under anticipated agreements, we will need to complete a second production line and have it installed and approved in 2006. We have completed installation of our first production line and are in the process of qualifying our own manufacturing facility for QS-9001:2000 (ISO/TS16949), a Quality Management System that contains the particular requirements for the application of ISO 9001:2000 for automotive production and relevant service part organization (formerly QS-9000 and referred to in
this prospectus as QS-9001).   However, we cannot assure you that we will
satisfy QS-9001 qualification or that the production lines will produce product in the volumes required or that the production lines will satisfy the requirements of our customers. The second manufacturing line is expected to result in increased manufacturing capacity and manufacturing efficiencies.

      Our success is dependent on our intellectual property rights which are difficult to protect.

Our future success depends on our ability to protect our intellectual property. We use a combination of patents and other intellectual property arrangements to protect our intellectual property. There can be no assurance that the protection provided by our patents will be broad enough to prevent competitors from introducing similar products or that our patents, if challenged, will be upheld by courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend ourselves from infringement suits, would be expensive and, if it occurs, could divert our resources from other planned uses. Patent applications filed in foreign countries and patents in these countries are subject to laws and procedures that differ from those in the U.S. and may not be as favorable to us. We also attempt to protect our confidential information through the use of confidentiality agreements and by limiting access to our facilities. There can be no assurance that our program of patents, confidentiality agreements and restricted access to our facilities will be sufficient to protect our confidential information from competitors.

     Research and development may result in problems which may become insurmountable to full implementation of production.

Customers request that we create prototypes and perform pre-production research and development. As a result, we are exposed to the risk that we may find problems in our designs that are insurmountable to fulfill production.
In that event, we will be unable to recover the costs of the pre-production research and development. However, we are currently unaware of any insurmountable problems with ongoing research and development that may prevent further development of an application.

RISKS RELATED TO OUR INDUSTRY

      Our products must satisfy governmental regulations in order to be marketable

During the past several years, the automotive industry has been subject to increased government safety regulation. Among other things, proposed regulations from the National Highway Transportation and Safety Administration would require automakers to incorporate advanced air bag technology into vehicles beginning in 2005 with the phase in to be completed by 2008. Our products may not meet the proposed National Highway Transportation and Safety Administration standards or the standards may be modified. These proposals call for upgraded air bag system performance tests for passenger cars and light trucks. The new testing requirements are intended to improve the safety of infants, children and out-of-position adults, and maximize the protection of properly seated adults. The National Highway Transportation and Safety Administration tests are similar to conditions that we have already been using to test our Sensor Mat System and we believe that our Sensor Mat System will meet the standards as proposed. In addition, automakers may react to these proposals and the uncertainty surrounding these proposals by curtailing or deferring investments in new technology, including our Bend Sensor technology, until final regulatory action is taken. We cannot predict what impact, if any, these proposals or reforms might have on our financial condition and results of operations.

      Because we are significantly smaller than the majority of our competitors, we may lack the financial resources needed to capture increased market share.

The market for sensor devices is extremely competitive, and we expect that competition will intensify in the future. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face will not materially adversely affect our business, operating results or financial condition. Our primary competitors in the air bag market are International Electronics and Engineering, Siemens, Robert Bosch GmbH, Denso, Inc., Breed Technologies, TRW Automotive, Delphi Corporation, Autoliv Inc., Takata and Temic. We believe that none of our competitors have a product that is superior to our Bend Sensor technology at this time. However, many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products and markets than we can.

      Ongoing industry consolidation among worldwide automotive parts suppliers may limit the market potential for our products.

In the automotive parts industry, there is a trend of consolidation through business combinations and acquisitions of complementary technologies among worldwide suppliers as these suppliers seek to build stronger customer relationships with automobile manufacturers. Automobile manufacturers look to Tier 1 suppliers (major suppliers) to provide fully engineered systems and pre-assembled combinations of components rather than individual components. This trend of consolidation of suppliers may result in fewer Tier 1 suppliers and thus limit the marketing opportunities for our Bend Sensor technology.

                 FORWARD-LOOKING STATEMENT NOTICE

When used in this prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect Flexpoint Sensor's future plans of operations, business strategy, operating results, and financial position. Persons reviewing this prospectus are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors.

                         USE OF PROCEEDS

We are registering the shares for the benefit of the selling stockholders and the selling stockholders will receive all of the proceeds from the sales. We will pay the costs of this offering with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

                     MARKET FOR COMMON EQUITY

MARKET INFORMATION

As of December 1, 2004, our common stock began trading on the National Association of Securities Dealers (NASD) OTC Bulletin Board under the symbol "FLXT." Prior to that date, our common stock was listed on the Pink Sheets, L.L.C., formerly the National Quotation Bureau, under the symbol "FLXP." Pursuant to our bankruptcy reorganization plan we effected a 7-to-1 reverse stock split effective March 5, 2004. The following table lists the range for the high and low bid prices of our common stock for each quarter for the years ended December 31, 2003 and 2004 as reported by Pink Sheets, L.L.C. The first and second quarters of 2005 are as reported by the OTC Bulletin Board Historical Data Service. The price ranges prior to March 5, 2004, are adjusted to account for the effects of the reverse stock split. Over-the-counter market bid quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions.

            Fiscal Quarter Ended         High       Low
            --------------------      --------   --------
            March 31, 2003            $   0.63   $   0.28
            June 30, 2003                 0.98       0.28
            September 30, 2003            1.75       0.56
            December 31, 2003             1.61       0.63

            March 31, 2004             $  2.20   $   0.63
            June 30, 2004                 2.30       1.30
            September 30, 2004            1.90       1.30
            December 31, 2004             2.00       1.40

            March 31, 2005             $  2.09   $   1.50
            June 30, 2005                 1.92       1.40


Our shares are subject to Section 15(g) and Rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule provides that any equity security is considered to be a penny stock unless that security is:
..    Registered and traded on a national securities exchange meeting specified criteria set by the SEC;
..    Authorized for quotation from the NASDAQ stock market;

..    Issued by a registered investment company; or
..    Excluded from the definition on the basis of share price or the issuer's net tangible assets.

These rules may restrict the ability of broker or dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares. Broker or dealers who sell penny stocks to persons other than established customers and accredited investors must make a special suitability determination for the purchase of the security. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

The rules require the broker or dealer to receive the purchaser's written consent to the transaction prior to the purchase and require the broker or dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction. A broker or dealer also must disclose the commissions payable to both the broker or dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent to customers disclosing recent price information for the penny stocks.

The SEC recently adopted new regulations for penny stock to become effective September 12, 2005, that will require a two business day waiting period from the date the broker or dealer sends an acknowledgment for the transaction to the customer before a broker or dealer may execute a trade. The new regulations also eliminate the exclusion from the definition of penny stock of stock authorized for quotation on the NASDAQ stock market.

HOLDERS

As of July 19, 2005, we had approximately 526 stockholders of record of our common stock, which does not include "street accounts" of securities brokers.

DIVIDENDS

We have not paid cash or stock dividends and have no present plan to pay any dividends. We intend to retain any earnings to finance the operation and expansion of our business and the payment of any cash dividends on our common stock is unlikely. However, our board of directors may revisit this matter from time to time and may determine our earnings, financial condition, capital requirements and other factors allow the payment of dividends.

                     DESCRIPTION OF BUSINESS

HISTORICAL DEVELOPMENT

Flexpoint Sensor Systems, Inc. was incorporated in the state of Delaware in June 1992 as Nanotech Corporation. In April 1998, Nanotech acquired Sensitron, Inc., a Utah corporation ("Sensitron"), as a wholly-owned subsidiary through a reverse triangular merger. Nanotech also acquired Sensitron's wholly-owned subsidiary, Flexpoint, Inc. As part of this acquisition, Nanotech changed the company name to Micropoint, Inc. In July 1999 Micropoint changed its name to Flexpoint Sensor Systems, Inc.

Flexpoint Sensor was forced to seek bankruptcy protection on July 3, 2001, and we filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. (See "Legal Proceedings," below). On February 24, 2004, the bankruptcy court confirmed our Plan of Reorganization. As a result of our reorganization, we are now a development stage company with a date of emergence from bankruptcy of February 24, 2004. We used fresh-start reporting and all assets of Flexpoint Sensor Systems, Inc. were restated to reflect their reorganization value, which approximated the fair value at the date of reorganization.

The bankruptcy reorganization plan resulted in a 7-to-1 reverse stock split that was effected March 5, 2004. All share and per share amounts presented in this prospectus reflect the reverse split. The reorganization plan resulted in discharged debt of $7,123,213, which included the issuance of 13,822,331 shares of stock for creditor claims and conversion of $1,500,000 of notes payable and the cancellation of 828,571 shares of common stock issued or issuable to an officer during 2001. Options, warrants or executory contracts for acquisition of any common shares entered into prior to our petition for bankruptcy protection were canceled upon confirmation of the reorganization plan. Outstanding preferred stock and super-voting preferred stock were also canceled upon confirmation.

On March 31, 2004, Flexpoint Sensor entered into an asset purchase agreement with Flexpoint Holdings, LLC. The agreement provided that Flexpoint Sensor acquire substantially all of Flexpoint Holdings' equipment and proprietary technology. We paid consideration of $963,000, which included $265,000 in cash and assumption of a $698,000 convertible note payable, and issued common shares valued at $1,931,309 for assets with a fair value of $4,302,643. (See "Management's Discussion and Analysis - Asset Purchase," below)

BUSINESS OVERVIEW

We are a development stage company principally engaged in obtaining financing and seeking manufacturing contracts for the design and engineering of Bend Sensor technology and equipment using a flexible potentiometer technology.
In prior years, our operations have been minimal or limited due to bankruptcy. Since confirmation of our bankruptcy reorganization plan in March 2004 we have been negotiating contracts, manufacturing Bend Sensor technology devices and have further developed our technologies. We have completed installation of our first production line and plan to begin installation and qualification of a QS-9001 production line and facility in 2006.

PRODUCTS

      Bend Sensor(R)Technology

Sensitron owns the rights to our Bend Sensor(R) technology, which is a flexible potentiometer bend sensor product consisting of a coated substrate, such as plastic, that changes electrical conductivity as it is bent. Electronic systems can connect to this sensor and measure with fine detail the amount of bending or movement that occurs. Certain applications of the Bend Sensor(R) potentiometer have been patented. (See "Patents and Intellectual Property," below.)

A typical potentiometer functions through the means of metal contacts swiping or rubbing across a resistive element. Our Bend Sensor(R) potentiometer is a single layer with no mechanical assembly that makes it more reliable and significantly smaller and lighter in weight than mechanical potentiometers. Management believes many sensor applications can be improved using our technology and the use of our technology will result in new products and new sensor applications.

We have developed the following applications for the Bend Sensor(R) technology:


      Air Bag Applications

Automakers and regulators agree that smart air bag systems are the solution to the rising concerns over the deaths of children and small adults by air bags. Smart air bag systems are those that can detect not only the presence of a seat occupant, but also the size and positioning of the seat occupant. This data is used to tailor the speed and force of the air bag deployment to the seat occupancy conditions at the time of impact. Reliable analog seat sensors such as our Bend Sensor(R) technology are a key component of a smart air bag system.

We have developed an Occupant Classification System that uses a series of sensors in an automobile seat to sense whether an object on a seat is a human being and whether it is a child or an adult. By automatically sensing and correctly categorizing a car's passengers, our sensors can distinguish between an object, an infant car seat, a child or an adult passenger. This classification system is capable of deactivating an air bag when a person under 60 pounds or a car seat is in the seat. This allows the air bag to deploy in a fashion so as to improve the safety of the passenger.
Management's informal survey of this market has found that the market opportunity for these applications is substantial considering a market of 19,000,000 vehicles in North America and 70,000,000 worldwide. We are in discussions with a Tier 1 supplier for implementation of this device. We will continue to work with this Tier 1 supplier to make sure that we meet all requirements set forth by the government for the device.

The Passenger Presence Detection system is used to detect if there is any object in the front passenger seat. This device could be used widely in the European market because there are specific requirements for this type of device in Europe. We are doing research and development with this device and are working toward a contract.

We have developed a crash sensor, which is a series of sensors mounted in strategic places on the side and door panels to detect an impact, as well as the speed, direction and force of the impact. This allows an onboard computer to deploy side air bags where needed.

      Automobile Horn Applications

We have developed an automobile horn, switch/sensor technology and have two patents relating to this application. Traditional automobile horn assemblies, when receiving pressure on any part of the horn assembly surface, activate the horn control system. On current air bag configurations, horn switches are generally placed on sides of the column. Our switch is a thin sheet of screen printed plastic that can be laminated between the air bag assembly and a flexible cover to the steering wheel. This allows our Bend Sensor device to be placed over the air bag assembly on the steering wheel in place of a traditional mechanical switch. All products will be integrated with electronic assembly counterparts in their configuration.

      Pedestrian Detection Sensor

Management's informal survey has estimated that throughout the European Union Countries more than 6,000 accidental pedestrian deaths and 155,151 injuries occur annually. To reduce this number in 2003, the European Parliament and the Council of the European Union published a Directive on pedestrian protection. All new 2005 vehicles must comply with special tests demonstrating they meet standards protecting pedestrians against head and leg injuries in accidents. In 2010, two additional stringent tests will be imposed.

We have developed a Pedestrian Impact Detection system that we believe will meet the requirements for cars in Europe. Four separate automotive suppliers/original equipment manufacturers are testing the Bend Sensor(R) device for use in pedestrian impact detection. Thus far, testing has shown that the Bend Sensor(R) device is able to detect impact with a human leg and in the event of an accident, trigger a safety response. This response can include raising the hood or deploying an external air bag. We believe the Bend Sensor(R) device's advantages over the competition include reliability, accuracy, and lower costs. Our sensors have gone through several years of testing for this application and are currently being used in test vehicles for a manufacturer in Europe.

      Medical Bed

We currently have working prototypes of beds for use in medical applications. The electronics of the bed are able to record, based on our Bend Sensor(R) technology input, the position of the person and how they are moved. The bed has the ability to roll the person left or right to facilitate dressing changes. Using our sensor technology on each of the individual chambers of the bed allows an accurate mapping of the position of the person and identifies the high pressure zones; this allows needed adjustment to be made for comfort and care. Competitors' products use random adjustments and blindly move pressure zones. Management believes this application is sufficiently unique to provide a major source of revenue.

      Flow Control Applications

Our flexible sensor has proven to be an extremely robust and durable flow control switch. The Bend Sensor(R) product allows for the measurement of liquid and air flow, and has been tested to over 35 million cycles without failure. When the Bend Sensor(R) device is placed in a flow stream, it can measure if flow is occurring, or it can measure the amount of flow that is occurring. The fact that our design incorporates a single layer design allows for it to operate in many harsh environments. While other technologies are affected by dirt, dust, and liquids, the Bend Sensor(R) product is able to operate under these conditions. We are currently working with a number of customers on various flow type applications.

      Other Applications

Management believes the potential market for our technology includes using the technology to replace or upgrade devices used in industrial control systems, medical equipment and instrumentation, computer peripherals, automotive transmission equipment, commercial vending equipment and other devices. We have developed, or are developing:
..     humidity sensor,
..     vibration sensor,
..     a steering wheel position device that communicates to an automobile onboard computer the amount of rotation of the steering wheel to assist the computer in stabilizing control over the vehicle, and
..     sensing devices for medical equipment.

We intend to further identify applications of our technology in numerous fields and industries. A core sales strategy is to seek applications of our technology for products used by customers that emphasize functionality, reliability, quality, and user convenience.

BUSINESS STRATEGY

Management believes that our future success will depend upon our ability to coordinate our product design, manufacturing, distribution and service strategies in a long-term business model. One sales strategy is to offer a line of standard sensor products with corresponding hardware and software to facilitate ease of implementation of our technology into a customer's system. The standard product line is expected to be sold directly to the customer and through manufacturer's representatives and distributors. We will seek to expand our product offering to include substantially complete value-added assemblies. We will continue to consider licensing or partnership arrangements. We anticipate selling primarily to original equipment manufacturers initially in the United States and eventually worldwide. For the international customers, we plan to contract, sell and distribute our products through various manufacturer representatives and distributors.

Since our intended customers are typically technology companies, the design phase of the sales cycle is extremely important. We anticipate that the original equipment manufacturers will typically approach us with a conceptual product and request that we produce a prototype. The prototype will then be tested in the environment in which the ultimate product will be placed.
During this process, customer contact with our application engineers and internal sales support individuals will be critical for a successful design to result.

In the long term, we will attempt to add value by expanding our sensor product line through licensing, strategic agreements, and/or acquisition of other entities. It is anticipated that such diversification of sensor products will enhance our ability to offer sensor "system" solutions to our customer. These product lines, when combined, could create a much larger value added profit margin. There is, however, no assurance that such profit margins will be achieved. Eventually, by adding circuit boards, enclosures, etc., management expects to move toward a more extensive product line.

MARKETING AND SALES

We intend to market our products primarily to original equipment manufacturers ("OEM's"), either directly or through Tier 1 suppliers. Our primary marketing objectives are to generate demand for our products, enhance name recognition and support OEM's. We believe that the successful use of our products by OEM's will create additional demand for a higher quantity of existing products. We also anticipate that the success of our existing products will allow us to successfully introduce new products to the market.

We intend to support OEM's through our network of sales representatives and our in-house sales force. We have one in-house sales representative and intend to develop sales representative networks in the Midwest where the major industrial controls manufacturers are located. We will also seek to generate interests and explore additional applications to our technology through attendance and participation at trade shows and publicity in trade magazines.

We believe that our relationship with OEM's will be an important part of our overall sales strategy. We believe that the OEM's will initiate purchase orders for our products. In the early stage of this strategy, we likely will be dependent on a few OEM's and if we lose their business it will have a significant adverse effect on our results of operations until alternative distribution channels can be established. We may consider contractual commitments to OEM's in exchange for fees and royalties. In addition, because we do not sell directly to end users, we are dependent, in part, on the OEM's for information about retail product sales. Accordingly, any rapid cessation of purchases or a switch to other companies' products by end users may not be immediately evident to us, and could result in increased product returns.

We intend to develop a field sales force including direct marketing employees in strategic areas and manufacturer's representatives nationwide to generate OEM customers. As our market grows in the United States, we anticipate expanding our distribution network throughout the world. There can be no assurance that we will be successful in developing such a sales force or in expanding our distribution network.

License and supply arrangements, such as those discussed above, create certain risks for us, including:
..     Reliance for sales of products on other parties, an, therefore, reliance on the other parties' marketing ability, marketing plans and credit-worthiness;
..     If our products are marketed under other parties' labels, goodwill associated with use of the products may inure to the benefit of the other parties rather than Flexpoint Sensor and its subsidiaries;
..     We may have only limited protection from changes in manufacturing costs and raw materials costs; and
..     If we are reliant on other parties for all or substantially all of our sales, we may be limited in our ability to negotiate with such other parties upon any renewals of their agreements.

MANUFACTURING AND DISTRIBUTION

Automobile manufacturers and Tier 1 suppliers require all manufactured parts to be used in their automobiles to be manufactured in QS-9001 certified facilities. QS-9001 is shorthand for "Quality System Requirements QS-9001." It is a common supplier quality standard for DaimlerChyrsler Corporation, Ford Motor Company and General Motors Corporation. QS-9001 is based on ISO 9001:2000, but it contains additional requirements that are particular to the automotive industry. These additions are considered automotive "interpretations" by the ISO community of accreditation bodies and registrars. QS-9001 applies to suppliers of production materials, production and service parts, heat treating, painting and plating and other finishing services. It does not, therefore, apply to all suppliers of the big three automotive companies.

QS-9001 certification is necessary to assure potential customers that we have the ability and resources to meet the quantities demanded in a purchase agreement and that we are able to uphold the quality standards required for consideration as an automotive supplier. We are in the process of qualifying our own manufacturing facility for QS-9001, but we determined that it was necessary that we had the required manufacturing capabilities now. As a result, in February 2005 we entered into a Cooperative Agreement with The Bergquist Company, a Minnesota corporation that is a qualified automotive manufacturer. The agreement provides that the companies will cooperate with one another to produce Bend Sensor(R) technology applications for the automotive industry. This cooperative agreement provides us with the means to deliver a finished product to market.

Under the terms of the Bergquist agreement neither company will grant licenses to the other for their own intellectual property, nor is either company obligated to rely on the other for production or technology. Flexpoint Sensor may produce any production contract or may give Bergquist a reasonable opportunity to provide a bid for the production contract. Bergquist may offer Flexpoint a reasonable opportunity to provide a bid for technology for one of its production contracts. The cooperative agreement has a two year term, but may be extended for a successive one year period at Flexpoint Sensor's option.


COMPETITION

The sensor business is highly competitive and competition is expected to continue to increase. We will compete directly with firms that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial research and development and marketing organizations, established distribution channels and are better situated in the market. We do not have an established customer base and are likely to encounter a high degree of competition in developing a customer base.

To management's knowledge, technology similar to our technology is currently in production by other competitors. Management believes that our products will be sufficiently distinguishable from the existing products so that it will not compete directly with existing sensor products. Certain force transducer sensors and fiber optic sensors are comparable to our Bend Sensors technology; however, management believes that the force transducer sensor is not as reliable as our Bend Sensor(R) technology and that the fiber optic sensors are not as cost effective as our Bend Sensor(R) technology. As this new area grows, additional manufacturers may attempt to introduce similar products and competition could intensify.

In the medical electronics field, our competitors are the numerous potentiometer manufacturers. In the auto seat field our competitors are the numerous capacitive, piezo, infrared, fsr and ultrasonic sensor manufacturers. Such competitors may use their economic strength and relationships to influence the market to continue to buy their existing products. One or more of these competitors could use their resources to improve their current products or develop new products that may compete more effectively with our products. New competitors may emerge and may develop products and capabilities which compete directly with our products. No assurance can be given that we will be successful in competing in this industry.

We intend to compete by offering products that have enhanced features, ease of use, compatibility, reliability, comparable price, quality and support. Management also believes our intellectual property provides an advantage over our competitors. Although management believes that our products will be well received in our markets because of innovative features, performance characteristics and cost-effective pricing, there can be no assurance that comparable or superior products incorporating more advanced technology or other features or having better price or performance characteristics will not be introduced by competitors.

PATENTS AND INTELLECTUAL PROPERTY

We regard certain of our designs as proprietary and attempt to protect them with patents and by restricting disclosure of the designs as trade secrets.
We have nine issued patents for our Bend Sensor(R) technology and have filed one additional patent, and are in the process of preparing four additional
patents for new types of sensors using our technology.   Sensitron owns seven
United States patents and two foreign patents related to the Bend Sensor(R) technology. Patents do expire and it will be necessary for us to file patents for each application we develop so that it is protected from competition. The earliest patent will expire in October 2009; however, we have improved these technologies and expect to file new patents based on the enhancements. We must file patents on any technology for which we develop enhancements which contain material improvements to the original technology. We are aware of three potentially conflicting patents which we believe will not affect our current or planned use of our technology.

There can be no assurance that the protection provided by patents and patent applications, if issued, will be broad enough to prevent competitors from introducing similar products or that such patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend us from infringement suits, would be expensive and, if it occurs, could divert resources from other planned uses. Patent applications filed in foreign countries and patents in such countries are subject to laws and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection under United States laws and may not be as favorable to us. We also attempt to protect our proprietary information through the use of confidentiality agreements and by limiting access to our facilities. There can be no assurance that our program of patents, confidentiality agreements and restricted access to our facilities will be sufficient to protect our proprietary technology.

Management believes that because of the rapid pace of technological change in our markets, legal protection of our proprietary information is less significant to our competitive position than factors such as continuing product innovation in response to evolving industry standards, technical and cost-effective manufacturing expertise, effective product marketing strategies and customer service. Without legal protection; however, it may be possible for third parties to exploit commercially the proprietary aspects of our products. We are actively pursuing updates to our patents and other patents of technologies relating to the Bend Sensor(R) technology.

RESEARCH AND DEVELOPMENT

Although we hold the patent to the basic Bend Sensor(R) technology, as well as other applications, there will be other competitors working to develop competing technologies. To stay on the forefront of the technology, and to serve the needs of the customer, we will need to aggressively pursue improvements to existing systems and develop new systems as well. Also, we believe that the coatings for the Bend Sensor(R) products are difficult to duplicate. We must develop new coatings to fit emerging customer needs and to stay ahead of the competition. There can be no assurance that we will be successful in developing new coatings. While we expect that future research and development efforts, if any, will lead to the filing of additional patent applications, there can be no assurance that any additional patent filings will be forthcoming.

GOVERNMENTAL REGULATION

During the past several years, the automotive industry has been subject to increased government safety regulation.

Among other things, proposed regulations from the National Highway Transportation and Safety Administration would require automakers to incorporate advanced air bag technology into vehicles beginning in 2005 with the phase in to be completed by 2008. These proposals call for upgraded air bag system performance tests for passenger cars and light trucks. The new testing requirements are intended to improve the safety of infants, children and out-of-position adults, and maximize the protection of properly seated adults. The National Highway Transportation and Safety Administration tests are similar to conditions that we have already been using to test our Sensor Mat System and we believe that our Sensor Mat System will meet the standards as proposed.

EMPLOYEES

As of the date of this filing we have 11 full time employees and employ two sub-contractors. Our employees are not presently covered by any collective bargaining agreement. We have not experienced any work stoppages and believe that our relations with our employees are good.

REPORTS TO SECURITY HOLDERS

We are required to comply with the reporting requirements of Section 13 of the Exchange Act and must file annual, quarterly and other periodic reports with the SEC, as well as proxy and information statements. The public may read and copy any materials we file with the SEC, including copies of this registration statement at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. We are an electronic filer and copies of our periodic reports and other information filed with the SEC should be available through the Internet by using the SEC's EDGAR database which may be found at http://www.sec.gov. We also have an Internet web site at www.flexpoint.com.

                             PROPERTY

Flexpoint Sensor leases approximately 11,639 square feet of office and
manufacturing space from F.G.B.P., L.L.C.   The five-year lease commenced on
October 1, 2004, and terminates on September 30, 2009. This facility has executive offices and space for research and development, manufacturing and fulfillment. The building is located in a business park in Draper, Utah consisting primarily of high tech manufacturing firms and it is located adjacent to Utah's main interstate. The average monthly payments over the term of the lease are $8,718, including common area maintenance and a 2% annual increase. Management is working toward qualifying this manufacturing facility for QS-9001. Management is also exploring the option of obtaining an additional facility for a future automotive division.

                        LEGAL PROCEEDINGS

On July 3, 2001, Flexpoint Sensor Systems, Inc. filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the District of Utah, File No. 01-29577JAB. On February 24, 2004, the bankruptcy court confirmed our Plan of Reorganization. In our bankruptcy proceeding we objected to the $1,700,000 claim made by Delco Electronics, Inc. ("Delphi"). We believe that Delphi is precluded by the terms of the agreement from any financial recovery due to its breach of the sponsorship agreement. Other potential claims are breach of contract, breach of fiduciary duties owed to Flexpoint, Inc. pursuant to the contract, and intentional and negligent interference with Flexpoint, Inc.'s contractual and business relationship with General Motors. We believe Delphi will owe a yet to be determined amount of damages for these claims. As of the date of this prospectus, both parties have agreed to hold this matter in abeyance while we attempt to negotiate a settlement. However, if our negotiations are unsuccessful, we intend to litigate this claim under the supervision of the bankruptcy court.

               MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

We are a development stage company engaged principally in designing, engineering and manufacturing flexible potentiometer technology that we call Bend Sensor(R) technology. We are primarily involved in development stage activities of acquiring equipment and technology, organizing our business operations, obtaining funding and seeking manufacturing contracts.

As a result of the confirmation of our reorganization plan, we used fresh-start reporting from the February 24, 2004, date of emergence from bankruptcy and the following discussions relate to the audited financial statements for the interim period from February 24, 2004, through December 31, 2004 (the "2004 interim period"). We have also included audited financial statements for the periods prior to the confirmation of our bankruptcy reorganization plan, including the year ended December 31, 2003 (the "2003 year"), and a short period from January 1, 2004 through February 23, 2004 (the "2004 short period").

We recorded revenue of $18,635 for the six-month period ended June 30, 2005 (the "2005 six-month period"), but recorded a net loss of $763,304 for that same period. During the first quarter of 2005 we completed a private placement offering that provided net proceeds of approximately $3.9 million. Management anticipates that the proceeds from the private offering will fund operations for approximately the next twelve months. We may require additional financing and will likely rely on debt financing, loans from related parties, and private placements of our common stock for additional funding.

In late 2004, we restructured our management team and brought in an experienced group of executive level management personnel to direct the growth of our business operations. During the 2005 six-month period this new management team began to evaluate our business plan and direct changes for growth of our business operations. We have added engineering personnel and are in the process of adding to our sales and manufacturing departments. We are also manufacturing and shipping our Bend Sensor(R) products for non-automotive applications. Management continues its efforts to negotiate automotive contracts and has met with automotive suppliers and manufacturers in Europe and in the United States, but we have not entered into a major contract for the sale of our products as of the date of this prospectus.

Finalizing a major contract with a customer remains our greatest challenge. Management believes that even though we are making positive strides forward with our business plan, it is likely that significant progress may not occur for the next six months to one year. Accordingly, we cannot guarantee that we will realize significant revenues or that we will become profitable within the next twelve months.

LIQUIDITY AND CAPITAL RESOURCES

Our revenues are not to a level to support our operations. Net cash used by operating activities was $699,348 for the 2005 six-month period compared to net cash used for by operating activities of $217,673 for the 2004 interim period. During the first quarter of 2005 we conducted a private offering to raise funds for operations. As a result of the private offering, as of June 30, 2005, we had $2,801,003 in cash. We intend to use revenues and our cash to purchase and install equipment and develop our QS-9001 certified facility.

For the 2005 six-month period net cash used in investing activities was $51,257 and was primarily related to the purchase of equipment and patents. For the 2004 interim period net cash used in investing activities was $286,557, with $265,000 of that amount related to the acquisition of equipment and proprietary technology from Flexpoint Holdings, LLC in March 2004, discussed below in "Asset Purchase."

As we enter into new technology agreements in the future, we must ensure that those agreements provide adequate funding for any pre-production research and development and manufacturing costs. If we are successful in establishing agreements with adequate initial funding, management believes that our operations for the long term will be funded by revenues, licensing fees and royalties related to these agreements. However, we have formalized only a few additional agreements since confirmation of our bankruptcy reorganization plan and there can be no assurance that agreements will come to fruition in the future or that a desired technological application can be brought to market.

FINANCING

For the 2005 six-month period net cash provided from financing activities was $3,497,250, with $3,907,208 representing net proceeds from the private placement. In this private placement we issued an aggregate of 2,836,335 units to purchasers and 140,000 units were issued to the placement agent.
Each unit consisted of one share and one warrant to purchase one share at an exercise price of $3.00. If all of the warrants issued in the private placement are exercised, then we may realize an additional $8,929,005, based on an exercise price of $3.00 per warrant. Except for the "call" provision, the warrant holders have total discretion as to when or if the warrants are exercised. The "call" provision requires that if the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005 and during the exercise term of the warrant, then we have the right to call the warrant in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or the warrant is forfeited. We cannot guarantee that the price of our common stock will reach $4.00 and, in that case, the warrant holders will determine when and if the warrants are exercised.

During the 2004 interim period we relied primarily on a $1.5 million convertible line of credit from Broad Investment Partners to fund our operations after bankruptcy. This line of credit was executed as part of our bankruptcy reorganization plan. During March 2004, we drew $1,443,334 from this line of credit, which resulted in a discount to the note of $56,666. Of the amount drawn from the line of credit, we assumed debt of $698,000 to acquire the assets of Flexpoint Holdings, LLC, and $102,000 was used to repay a short-term advance from Flexpoint Holdings, LLC. We borrowed $583,334 from the credit line for operations and $60,000 was borrowed from the credit line to settle certain secured and priority claims of the reorganization plan.

Pursuant to the terms of the convertible line of credit, we initially placed 3,000,000 free trading shares in an escrow account for conversion of the credit line. In March and May 2004 the $1,500,000 amount drawn from the line of credit was converted into common stock at a rate of $0.50 per share. This conversion resulted in the issuance of 3,000,000 shares of common stock to Broad Investment Partners and its assignees.

Management anticipates that the proceeds from our private placement will fund our operations in the short term, but we may still require debt financing, notes from related parties, and private placements of our common stock to fund the expansion of our operations.

ASSET PURCHASE

On March 31, 2004, Flexpoint Sensor entered into an asset purchase agreement with Flexpoint Holdings, LLC, a company owned in part and controlled by a less than 5% shareholder of Flexpoint Sensor. The agreement provided that Flexpoint Sensor acquire substantially all of Flexpoint Holding's equipment and proprietary technology. The equipment consisted of manufacturing equipment to produce our Bend Sensor(R) products and the technology consisted of the software algorithms that interpret data provided by the sensor
technology.   Flexpoint Holdings, LLC was a Utah limited liability company formed to acquire and hold the assets that one of Flexpoint Sensor's creditors caused to be seized during 2001 and sold at public auction during 2002.

To acquire the equipment and technology, we paid $265,000 in cash, we issued 1,600,000 shares of our restricted common stock valued at $1,931,309, or $1.21 per share, and we assumed a convertible note payable of $698,000. The equipment and technology had an appraised fair value of $4,302,643. The cost allocated to the property and equipment was $1,248,732 and to the proprietary technology was $1,645,577.

COMMITMENTS AND CONTINGENCIES

Our principal commitments consist of our total current liabilities, discussed in more detail below in "Results of Operations," and an operating lease. The operating lease has average monthly payments of $8,718, including common area maintenance and a 2% annual increase. The total future minimum payments under this lease are $497,710 as of December 31, 2004.

During the 2004 interim period we relied on loans from related parties to fund our operations. At December 31, 2004 we had an unsecured note payable to First Equity Holdings Corp., a shareholder, for $198,000 at 12% interest, and we also had an unsecured note payable to Persimmon LLC for $212,958. We owed Persimmon LLC $16,000 upon emergence from bankruptcy. Then we borrowed an additional $247,100 from Persimmon and repaid $50,342. The initial terms of these notes payable required payment of the principal and interest by December 31, 2004; however, the terms were amended to extend the due dates to March 31, 2005. As of June 30, 2005, we had repaid the $198,000 note to First Equity Holdings Corp., plus interest, and paid $211,658 of the note payable, plus interest, to Persimmon LLC.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CRITICAL ACCOUNTING ESTIMATES

In connection with the approval of our bankruptcy reorganization plan, we estimated the fair value of the patents listed on our books as of February 24, 2004. This valuation was an estimate and subject to completion of an independent appraisal of our intangible assets consisting of patents and goodwill. During the 2004 fourth quarter the independent appraisal was completed. The independent appraisal established the fair value of intangible assets at $5,635,561 and the total fair value was allocated between the value of the patents and goodwill per the independent appraisal. Patents were allocated $279,147 and goodwill was allocated $5,356,414.

RESULTS OF OPERATIONS

The following discussions are based on the consolidated operations of Flexpoint Sensor and its subsidiaries and should be read in conjunction with our unaudited and audited financial statements for the identified periods. See the index to financial statements on page 32.

      For the Three-Month Periods Ended June 30, 2005 and 2004; the Six-Month Period Ended June 30, 2005; the Period from February 24, 2004 through June 30, 2004.

The following chart and discussions are a summary of the unaudited condensed consolidated operations for the periods ended June 30, 2005 and 2004.


                    SUMMARY OPERATING RESULTS

                                                               Period from
                Three month     Three month     Six-month      Feb. 24, 2004
                period ended    period ended    period ended   through
                June 30, 2005   June 30, 2004   June 30, 2005  June 30, 2004
                --------------- --------------- -------------- ---------------
Revenue         $        2,088  $       39,750  $      18,635  $       55,500

Cost of revenue         (7,418)        (47,405)       (89,597)        (47,405)

Amortization           (32,026)        (32,348)       (64,054)              -
of proprietary
technology

Gross profit
(loss)                 (37,356)        (40,003)      (135,016)          8,095

General and
administrative
expense               (379,141)       (524,505)      (647,045)     (1,070,250)

Interest expense        (1,109)         (1,377)        (7,231)     (1,558,418)

Interest income         24,526               -         29,044               -

Other income               972               -          1,944               -

Gain (loss)
on forgiveness
of debt                 (5,000)              -         (5,000)              -

Net loss              (397,108)       (565,885)      (763,304)     (2,620,573)

Net loss per
share            $       (0.02) $        (0.03)  $      (0.03)  $       (0.15)


Our revenues for all periods were primarily from licensing fees and royalties, and from engineering services. Revenue from the sale of a product is recorded at the time of shipment to the customer. Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license technology to others is deferred until all conditions under the contract are met and then the sale is recognized as licensing royalty revenue over the remaining term of the contract.

Our revenues have decreased in the 2005 periods compared to the 2004 periods and cost of revenue consistently exceeds our revenues. Cost of revenue was primarily related to materials and labor associated with product sales and customer prototype development.

General and administrative expenses for all periods consisted of professional fees, consulting expense and patent amortization. For the period from February 24, 2004 through June 30, 2004 general and administrative expense included consulting expense of $285,513 related to the partial vesting of warrants to purchase 650,000 shares granted to Summit Resource Group in consideration for public and investor relations consulting services.

Interest expense was primarily related to the interest on loans. For the period from February 24, 2004 through June 30, 2004 $1,500,000 of the interest expense was the result of the beneficial conversion option of the $1.5 million convertible line of credit. In March and May 2004 the $1,500,000 amount drawn from the line of credit was converted into common stock at a rate of $0.50 per share. This conversion resulted in the issuance of 3,000,000 shares of common stock to Broad Investment Partners and its assignees. The conversion right was granted on the date we emerged from bankruptcy when our common stock was trading at an average $1.00 per share. We considered the difference between the conversion right and market value of our common stock to be a beneficial conversion option for which we recorded a $1,500,000 charge to operations.

Interest income for the 2005 periods was related to the interest from bank accounts.

As a result of the above, we recorded net losses for all periods.

                SUMMARY BALANCE SHEET INFORMATION

The chart below presents a summary of our balance sheets at June 30, 2005 and December 31, 2004.

                                       June 30, 2005    December 31, 2004
                                       ---------------  -----------------
Cash                                   $   2,801,003    $       54,358

Total current assets                       2,816,695            55,107

Total assets                              11,213,344         8,556,661

Total current liabilities                     60,585           547,806

Deficit accumulated during                (5,274,030)       (4,510,726)
the development stage

Total stockholders equity              $  11,152,759    $    8,008,855

Cash increased at June 30, 2005, as compared with December 31, 2004, primarily as a result of the proceeds from our private placement. Our total assets at June 30, 2005, included total current assets of $2,816,695, property and equipment valued at $1,266,347, patents and proprietary technology of $1,767,388, goodwill of $5,356,414, and a deposit of $6,500.

Total current liabilities at June 30, 2005, decreased from $547,806 at December 31, 2004 to $60,585 and included accounts payable of $16,007, accrued liabilities of $43,578, and notes payable to related parties of $1,000.



      For the Interim Period from February 24, 2004 Through December 31, 2004, the 2004 Short Period from January 1, 2004, Through February 23, 2004, and the Year Ended December 31, 2003.

The following chart and discussions summarize the consolidated operations for the interim period from emergence from bankruptcy on February 24, 2004, through December 31, 2004, the 2004 short period from January 1, 2004, through February 23, 2004, and the year ended December 31, 2003.


                    SUMMARY OPERATING RESULTS

                              Period from     Period from
                              Feb. 24, 2004   Jan. 1, 2004
                              through         through         Year ended
                              Dec. 31, 2004   Feb. 23, 2004   Dec. 31, 2003
                              --------------- --------------- ---------------
Revenue                       $      345,433  $            -  $       30,220

Cost of revenue                      (86,605)              -           1,883

Amortization of proprietary
technology                           (96,082)              -               -

Gross profit                         162,746               -          28,337

Total operating expense            3,179,917          18,161         112,860

Total other (expense)             (1,568,823)              -         (29,730)

Total reorganization items            75,268         571,951         (34,503)

Net income (loss)                 (4,510,726)        553,790        (148,756)

Net income (loss) per share  $         (0.24) $         0.01  $            -


For the 2004 interim period and the 2003 year our revenue was primarily from licensing fees and royalties, and from engineering services. Licensing revenue of $225,000 recorded in the fourth quarter of 2004 resulted from the early cancellation of a licensing agreement, which cancellation accelerated recognition of the revenues previously deferred to be recognized evenly over the six-year term of the license agreement. In October 2004, we cancelled the licensing agreement with a customer and paid the customer $100,000 of the prepayment we had previously received from the customer. The balance of $225,000 of deferred revenues that was being amortized over the six-year term was included as revenue in the 2004 fourth quarter.

For all periods, operating expense primarily consisted of compensation and consulting expense. For the 2004 interim period, compensation expense of $1,776,000 was related to settlement of claims through the issuance of 1,200,000 shares of our restricted common stock to an officer and director of the company. Consulting expense represented $846,008 of the general and administrative expense for the 2004 interim period. This expense was related to the issuance of common shares and the vesting of warrants to purchase 650,000 shares granted to Summit Resource Group in March 2004 in consideration for public and investor relations consulting services.

Total other expense for the 2004 interim period was primarily related to the interest on loans and a $1,500,000 beneficial conversion of convertible debt into shares of common stock. The total other expense for the 2003 year was also related to interest on loans.

For the 2004 short period the total reorganization items related to forgiveness of debt related to accounts payable by our subsidiary, Flexpoint, Inc. Flexpoint, Inc. was excluded from the bankruptcy proceedings and its debts were not subject to compromise in the bankruptcy proceedings. The contractual interest on Flexpoint Inc.'s obligation was aged past the statute of limitations and the vendors had not made efforts to obtain payment. Accordingly, in 2004 debt of $75,049 was considered to be forgiven.

For the 2003 year, total reorganization expense was primarily related to professional fees related to our bankruptcy proceedings.

As a result of the above, we recorded a net loss for the 2004 interim period, while we recorded a net gain for the 2004 short period due to forgiveness of debt.

                            MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are listed below, with their respective ages, positions and biographical information. Our bylaws provide that the directors shall be divided into three classes. A class of directors shall be elected for a one-year term, a class of directors for a two-year term and a class of directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term. Because the next meeting of stockholders will be the first meeting of stockholders since emergence from bankruptcy and two of the three directors have been appointed to replace directors who have resigned during the past year, the directors shall be divided into three classes and all will stand for election.

Our executive officers are chosen by our board of directors and serve at its discretion. There are no family relationships between or among any of our directors and executive officers.

Name                  Age   Position Held                       Director Since
--------------------- ----- ----------------------------------- --------------
John A. Sindt          61   Chairman of the Board               December 1999
                            and Principal Finance
                            and Accounting Officer
Clark M. Mower         58   President, CEO and Director         December 2004
Ruland J. Gill, Jr.    60   Director                            December 2004
B. Fred Atkinson, Jr.  56   Secretary/Treasurer and Comptroller July 2005

John A. Sindt - Mr. Sindt has served as a director of the company since 1999 and served as President and Chief Executive Officer from 2001 to 2004. He served as Secretary/Treasurer from January 2005 through July 12, 2005. Mr. Sindt is also the Chairman of the Board of Sensitron, our subsidiary. He has been employed since 1965 as a Salt Lake County, Utah Constable and he currently heads that department. He has also served as President, Corporate Secretary and Director for the National Constables Association. He has owned and operated a successful chain of retail jewelry stores in Utah.

Clark M. Mower - Mr. Mower was appointed our President and CEO in January 2005. He was appointed as Director, President and CEO of Sensitron in February 2005. He formerly served as Senior Vice President - Mergers and Acquisitions - Merchant Energy Group for El Paso Energy Corporation (NYSE:
EP). From August 2002 to 2004 he was the managing member of Polaris Energy, LLC, a non-affiliated consulting company to energy related mergers and acquisition. From August 2002 to July 2004 he was a management committee member for Saguaro Power Company, a non-affiliated company operating a 100
megawatts power plant in Henderson, Nevada.   Prior to that he served as
President and Chief Executive Officer of Bonneville Pacific Corporation (a public company) for eight years until El Paso Corporation acquired Bonneville Pacific Corporation in October 1999.

Ruland J. Gill, Jr.  -   Mr. Gill is Vice President of Government Affairs and
Senior Attorney for Questar Corporation (NYSE: STR), where he has worked since 1973. He was appointed as a Director of Sensitron in February 2005. In addition to his professional career, Mr. Gill has held several important positions including President of the Utah Petroleum Association, and Trustee of the Rocky Mountain Mineral Law Foundation.

B. Fred Atkinson, Jr. - Mr. Atkinson joined the company in June of 2005 as Comptroller and was appointed Secretary/Treasurer of the company on July 12, 2005. He has extensive experience in financial, accounting and operational management for general corporate, retail and ISO 9000 and FDA manufacturing entities. From 2004 through 2005, he was employed as Corporate Controller for Wasatch Product Development. From 2001 to 2003 he was Controller and Finance Manager for RP Sherrer West, Inc. And from 1998 to 2001 he was Controller and Chief Financial Officer for Sorensen Medical, Inc. He received a Masters of Business Administration in Finance from Concordia University.

                      EXECUTIVE COMPENSATION

We did not pay cash compensation, bonuses, stock appreciation rights, long term compensation, stock awards or long-term incentive rights to our executive officers in 2003 and 2002. John A. Sindt served as our Chief Executive Officer during 2004 and we issued 1,200,000 common shares, valued at $1,776,000, to him in 2004 in settlement of claims for his services during 2002 and 2003 and as compensation for his services during 2004. (See "Certain Related Transactions," below, for more details.)

We have not entered into employment contracts with our executive officers and their compensation, if any, will be determined at the discretion of our board of directors.

COMPENSATION OF DIRECTORS

As of the date of this prospectus, we do not have any standard arrangement for compensation of our directors for any services provided as a director, including services for committee participation or for special assignments.


                   CERTAIN RELATED TRANSACTIONS

The following information summarizes transactions we have either engaged in during the last two years, or propose to engage in, involving our executive officers, directors, more than 5% stockholders, or immediate family members of these persons.

John A. Sindt, our Chairman of the Board and Secretary/Treasurer agreed to compromise his claims in bankruptcy by surrendering his right to receive:
..    Any options granted to him prior to bankruptcy;
..    5,000,000 common shares for accrued wages through March 2001;
..    800,000 super-voting preferred shares that were authorized to be issued to him in April 2001; and
..    Accrued wages of $300,000 through December 31, 2003.

In February 2004, we emerged from bankruptcy without settling a claim for compensation by John A. Sindt for services rendered during the period we were in bankruptcy. At the date we emerged from bankruptcy, we acknowledged that the claim existed but were unable to determine the range of potential loss under the claim and did not record a liability at that date. Our board of directors determined the amount of the claim on November 24, 2004 and on that date we settled all amounts due under the claim and in payment of services received after we emerged from bankruptcy, by issuing 1,200,000 shares of our restricted common stock to Mr. Sindt. We valued the common stock issued at $1,776,000, or $1.48 per share, based upon the quoted market value of the common stock and recognized the value as a charge to operations for compensation during November 2004. These transactions between Flexpoint Sensor and our officer have been negotiated between related parties without "arms length" bargaining and, as a result, the terms of these transactions may be different than transactions negotiated between unrelated persons.

During the period from February 24, 2004 through December 31, 2004, we have relied on loans from First Equity Holdings Corp., a more than 10% shareholder, to fund our operations. During that period we borrowed $198,000 from First Equity Holdings at 12% interest. The initial terms of this note payable required payment of the principal and interest by December 31, 2004; however, the terms were amended to extend the due date to March 31, 2005. As of March 31, 2005, we had repaid the $198,000 note, plus interest, to First Equity Holdings Corp.


                      PRINCIPAL STOCKHOLDERS

The following table lists the beneficial ownership of our outstanding common stock by our management and each person or group known to us to own beneficially more than 5% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Based on these rules, two or more persons may be deemed to be the beneficial owners of the same securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 22,974,537 shares of common stock outstanding as of July 19, 2005, plus any shares which each of the following persons may acquire within 60 days by the exercise of rights, warrants and/or options.


                    CERTAIN BENEFICIAL OWNERS

Name and address of                                       Percentage
beneficial owners                    Number of shares     of class
------------------------------
First Equity Holdings Corp.          5,742,858 (1)        25.0%
2157 S. Lincoln Street
Salt Lake City, Utah 84106

     (1) Includes 600,000 shares held by an officer of First Equity
         Holdings Corp.


                            MANAGEMENT

Name and address of                                       Percentage
beneficial owners                    Number of shares     of class
-------------------------------
John A. Sindt                           1,394,976 (1)        6.1%
106 West Business Park Drive
Draper, Utah 84020

Clark M. Mower                           550,000             2.4%
106 West Business Park Drive
Draper, Utah 84020

Ruland J. Gill, Jr.                      216,667             Less than 1%
106 West Business Park Drive
Draper, Utah 84020

Directors and officers                 2,161,643             9.4%
as a group

     (1) Includes 1,202,266 shares held by Mr. Sindt, 1,143 shares held by his spouse and Mr. Sindt has investment power with respect to 191,567 shares.

                   DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001. The following description of our equity is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and the provisions of the Delaware General Corporation Law.

COMMON STOCK

As of July 19, 2005, we had 22,974,537 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote for each share on all matters voted on by the stockholders. Holders of common stock do not have cumulative voting rights, preemptive rights to purchase our common stock and there are no redemption or sinking fund provisions with respect to our common stock. Holders of common stock share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and amounts as may be owed to the preferred stockholders, if any. All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue 1,000,000 shares of preferred stock and none are outstanding as of the date of this prospectus. Our board of directors may by resolution, without further action by stockholders, issue from time to time, one or more series of preferred stock with designations, rights, preferences and limitations as the board of directors may determine. The rights, preferences and limitations of separate series of preferred stock may differ with respect to these matters among the series as may be determined by the board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Some issuances of preferred stock may give the effect of delaying or preventing changes in control that stockholders believe is in their interest.

SHARES ELIGIBLE FOR FUTURE SALE

At July 19, 2005, we had 22,974,537 shares of common stock issued and outstanding. We are registering 8,932,670 shares of common stock with 3,656,335 of those shares underlying warrants. Assuming the exercise of all of the warrants we would have 26,630,872 shares of common stock outstanding after the offering. Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market prices of our common stock.

                      SELLING STOCKHOLDERS

The following table identifies the selling stockholders under this prospectus and identifies their relationship to Flexpoint Sensor during the past three years. The table also lists the number of shares of common stock owned by each selling stockholder prior to the offering, the estimated number of shares to be offered for the selling stockholder's account and the estimated number of shares and percentage of outstanding shares to be owned by each selling stockholder after the completion of the offering. The information as to ownership prior to the offering is based upon our records as of August 1, 2005; however, the selling stockholders may have sold, transferred or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act since the date of our records.

Since the selling stockholders may sell all, a portion, or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that will be owned by each selling stockholder upon completion of the offering. Accordingly, the ownership amount and percentage after the offering assumes the sale of all of the registered shares by the selling stockholders.

As used in this prospectus "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received form the named selling stockholders as a gift, pledge, distribution or other non-sale related transfer.
                               Securities                 Estimated securities
                               owned         Number of       owned after
Name and relationship          prior to      shares being        offering
with Flexpoint Sensor          offering (1)  registered (1)  Shares   Percent
----------------------         ------------- -------------- --------- --------

Alpine Capital Ventures, LLC        100,000       100,000       0         0
Accredited Investor

Alpine Securities Corporation       280,000       280,000       0         0
Placement agent

William P. Archer                    20,000        20,000       0         0
Accredited investor

Asia Orient Enterprises, Ltd        600,000       600,000       0         0
Accredited investor

BNL Family Partners, LTD             20,000        20,000       0         0
Accredited investor

Banyan Investment Company           640,000       640,000       0         0
Accredited investor

Byron B. Barkley                     30,000        30,000       0         0
Accredited investor

Eslie O. Barlow                      20,000        20,000       0         0
Accredited investor

Blackhawk Properties                140,000       140,000       0         0
Accredited investor

William S. Brugger                   20,000        20,000       0         0
Accredited investor

Butternut Partners, LLC             200,000       200,000       0         0
Accredited investor

C.F. Walker Family Trust             33,334        33,334       0         0
Accredited investor

Michael H. Chase                    174,000       174,000       0         0
Accredited investor

J. Paul Christensen                  46,036        40,000       6,036     *
Accredited investor

John Clayton                        899,286        600,000      299,286  1.1%
Accredited investor

Mark Cowan                           53,334         53,334       0         0
Accredited investor

Stanley Cutler                       40,000         40,000       0         0
Accredited investor

Eurowest                             66,666         66,666       0         0
Accredited investor

Steven B. Evans                      20,000         20,000       0         0
Accredited investor

Gary B. Filler                       40,000         40,000       0         0
Accredited investor

Ruland J. Gill, Jr.                  33,334        433,334       0         0
Accredited investor and
director

Barton Gleave                       266,668        266,668       0         0
Accredited investor

Gene Gronning                        20,000         20,000       0         0
Accredited investor

Kevin A. Howard                     340,000        340,000       0         0
Accredited investor

Investors Stock Daily, Inc.          30,000         30,000       0         0
Investor relation firm

W. Reed Jensen                      400,000        400,000       0         0
Investor

Jensen Living Trust                  80,000         80,000       0         0
Accredited investor

Clark L. Johnston                    40,000         40,000       0         0
Accredited investor

Will S. Jones                        20,000         20,000       0         0
Accredited investor

Key Investments                      40,000         40,000       0         0
Accredited investor

Liberty Capital, LLC                160,000        160,000       0         0
Accredited investor

Don Mayer                           130,000        130,000       0         0
Accredited investor

Robert L. McOmber                    20,000         20,000       0         0
Accredited investor

Gordon Milar                        133,334        133,334       0         0
Accredited investor

Richard Kim Miller                   52,000         52,000       0         0
Accredited investor

Shawn P. Miller                     100,000        100,000       0         0
Accredited investor

Clark M. Mower                      700,000        700,000       0         0
Director and officer

Darren Mower                         42,000         42,000       0         0
Accredited investor

David E. Nelson                      20,000         20,000       0         0
Accredited investor

Kelly Richard Nelson                 28,000         28,000       0         0
Accredited investor

Brian Peterson                      340,000        340,000       0         0
Accredited investor

Jeffrey Peterson                    100,000        100,000       0         0
Accredited investor

Jonathan Peterson                    84,000         84,000       0         0
Accredited investor

Mark Peterson                       100,000        100,000       0         0
Accredited investor

Nancy Peterson                      400,000        400,000       0         0
Accredited investor

Gregory D. Phillips                 100,000        100,000       0         0
Accredited investor

Andy Pierce                          40,000         40,000       0         0
Accredited investor

PTS Investment Company               60,000         60,000       0         0
Accredited investor

Scott R. Ryther                     100,000        100,000       0         0
Accredited investor

S.C.S., Inc.                         20,000         20,000       0         0
Accredited investor

Mark N. Schneider                    20,000         20,000       0         0
Accredited investor

John A. Sindt                     1,202,266        300,000       902,266  3.4%
Director and former
officer

Summit Resource Group               750,000        650,000       100,000   *
Investor relations firm

Angela P. Torp                       26,000         26,000       0         0
Accredited investor

David Ure                           160,000        160,000       0         0
Accredited investor

Mike Vetere                          20,000         20,000       0         0
Accredited investor

Victor Investments                   20,000         20,000       0         0
Accredited investor

Whisper Investment Company          200,000        200,000       0         0
Accredited investor              __________     __________   _________   _____

               TOTAL             10,240,258      8,932,670   1,307,588   4.9%

 (1)   Includes underlying shares of warrants.
  *     Less than 1%



TRANSACTIONS RELATED TO THE SELLING STOCKHOLDERS

On March 3, 2004, we issued 100,000 restricted common shares and warrants to purchase 650,000 common shares to Summit Resource Group in consideration for investor relations consulting services. Warrants to purchase 150,000 shares at $0.70 vested at the execution of the agreement, warrants to purchase 150,000 shares at $0.70 per share vest on May 1, 2004, and warrants to purchase 350,000 shares at $0.80 per share vest on September 1, 2004. The warrants had a five year term from the date they are awarded and we granted registration rights to the 650,000 common shares underlying warrants. We are registering 650,000 shares related to this agreement.

In January of 2005 we initiated a private offering pursuant to Rule 506 of Regulation D and offered up to 3,150,000 units at $1.50 per unit. The maximum offering price of the private offering was $4,725,000. Each unit consisted of one share of common stock and one warrant to purchase one additional share of common stock. The warrants sold as part of the unit have an exercise price of $3.00 and have a two year exercise term beginning October 1, 2005. The warrants are also subject to a "call." If the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, then we have the right to call the warrants in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or the warrant is forfeited. Also, the investor may not exercise a warrant if the exercise of the warrant would cause the investor to own more than 4.99% of our then issued and outstanding common stock.

On March 31, 2005, we closed the private placement offering, selling an aggregate of 2,836,335 units to 54 accredited investors. As part of this offering we issued 140,000 units to the placement agent, Alpine Securities Corporation, as a commission. On July 20, 2005, our board of directors approved the registration of the shares issued in the private placement and the underlying shares of the warrants. We are registering 5,952,670 shares related to the private placement.

On July 21, 2005, the board of directors authorized the grant of warrants to purchase 30,000 shares of common stock to Investors Stock Daily, Inc. in consideration for investor relations services. The warrants have an exercise price of $2.00 and expire July 20, 2007. We granted registration rights for these warrants and are registering the 30,000 shares underlying the warrants.

We are also registering an additional 2,300,000 shares for certain investors, including 300,000 shares held by Asia Orient Enterprises, Ltd., 600,000 shares held by John Clayton, 400,000 shares held by Clark M. Mower, 300,000 shares held by Brian Petersen, 400,000 shares held by W. Reed Jensen and 300,000 shares held by John A. Sindt.

                      PLAN OF DISTRIBUTION

We are registering these shares for the benefit of the selling stockholders, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. Except in the case of the call provision related to the warrants, the selling stockholders will have absolute discretion as to when and if the registered shares will be sold, and the manner and timing of sales of the shares. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise. We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus.

The shares may be sold by the selling stockholders either directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:
..    a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
..    purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
..    ordinary brokerage transactions and transactions in which the broker solicits purchasers;
..    privately negotiated transactions; and
..    any other method permitted by law.

The sale price to the public may be:
..    the market price prevailing at the time of sale;
..    a price related to the prevailing market price;
..    at negotiated prices; or
..    any other price as the selling stockholders determine from time to time.

The selling stockholders and any broker or dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker or dealers may be deemed to be underwriting commissions or discounts under the Securities Act. Since the selling stockholders may be deemed to be "underwriters" they will be subject to the prospectus delivery requirements of the Securities Act.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under it, including, without limitation, Regulation M. Regulation M restricts certain activities of the selling stockholders and may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of a distribution. These limitations may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker or dealers acting as agents for themselves or their customers. These broker or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These broker or dealers may also receive compensation from the purchasers of shares for whom the broker or dealers may act as agents or to whom they sell as a principal. This compensation might be in excess of customary commissions as to a particular broker or dealer. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and as well as any other required information.

Some states securities laws may require the shares be sold only through registered or licensed brokers or dealers. In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.


                        OTHER INFORMATION

INTEREST OF NAMED EXPERTS AND COUNSEL

We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering.

     Experts

Our consolidated financial statements have been included in the registration statement on Form SB-2, of which this prospectus forms a part, in reliance on the reports of Hansen, Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Cindy Shy, P.C. has provided an opinion regarding the validity of the shares to be registered.


SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling Flexpoint Sensor, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ADDITIONAL INFORMATION

This prospectus does not contain all of the information in or attached as an exhibit to the registration statement. Investors should refer to the exhibits to the registration statement for the complete text. The registration statement and its exhibits may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's EDGAR database located at the SEC's web site at http://www.sec.gov. Other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Additional updating information with respect to the securities covered by this prospectus may be provided to purchasers in the future by means of amendments to this prospectus.

In addition, the information incorporated by reference is available to you without charge upon your written or oral request. Flexpoint Sensor agrees to respond to your requests for the additional information within one business day of receipt of the request. Flexpoint Sensor will send the copies of the document by first class mail or other equally prompt means. You must address your request to:

                        Investor Relations
                  Flexpoint Sensor Systems, Inc.
                   106 West Business Park Drive
                        Draper, Utah 84020



           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
              ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had a change in or disagreement with our independent accountant during the two most recent fiscal years.


                       FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements through June 30, 2005:
       Condensed Consolidated Balance Sheets (Unaudited) June 30,
          2005 and December 31, 2004...................................... 34
       Condensed Consolidated Statements of Operations (Unaudited)
          for the Three Months Ended June 30, 2005 and 2004, for
          the Six Months Ended June 30, 2005, for the Period from
          February 24, 2004 (Date of Emergence from Bankruptcy)
          though June 30, 2004 and for the Cumulative Period from
          February 24, 2004 (Date of Emergence from Bankruptcy)
          through June 30, 2005........................................... 35
       Condensed Consolidated Statement of Stockholders' Equity
          (Unaudited) for the Six Months Ended June 30, 2005.............. 36
       Condensed Consolidated Statements of Cash Flows (Unaudited)
          for the Six Months Ended June 30, 2005, for the Period
          from February 24, 2004 (Date of Emergence from Bankruptcy)
          through June 30, 2004, and for the Cumulative Period
          from February 24, 2004 (Date of Emergence from Bankruptcy)
          through June 30, 2005........................................... 37
       Notes to Unaudited Condensed Consolidated Financial Statements..... 38



Financial Statements for December 31, 2004:
       Report of Independent Registered Public Accounting Firm............ 40

       Consolidated Balance Sheet - December 31, 2004..................... 41
       Consolidated Statement of Operations for the Period from
          February 24, 2004 (Date of Emergence from Bankruptcy)
          through December 31, 2004....................................... 42
       Consolidated Statement of Stockholders' Equity for the
          Period from February 24, 2004 (Date of Emergence from
          Bankruptcy) through December 31, 2004........................... 43
       Consolidated Statement of Cash Flows for the Period from
          February 24, 2004 (Date of Inception) through
          December 31, 2004............................................... 44
       Notes to Consolidated Financial Statements......................... 45


Financial Statements for the Period through February 23, 2004:
       Report of Independent Registered Public Accounting Firm............ 55
       Consolidated Statements of Operations for the Period from
          January 1, 2004 through February 23, 2004, for the year
          ended December 31, 2003 and for the period from January 5,
          1995 (Date of Inception) through February 23, 2004.............. 56
       Consolidated Statements of Stockholders' Deficit for the
          Period from January 5, 1995 (Date of Inception) through
          December 31, 2002, for the year ended December 31, 2003,
          and for the period from January 1, 2004 through February
          23, 2004........................................................ 57
       Consolidated Statements of Cash Flows for the Period from
          January 1, 2004 through February 23, 2004, for the year
          ended December 31, 2003 and for the period from January
          5, 1995 (Date of Inception) through February 23, 2004........... 60
       Notes to Consolidated Financial Statements......................... 62

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
              CONDENSED CONSOLIDATED BALANCE SHEETS
                           (UNAUDITED)

                                                     June 30,    December 31,
                                                       2005          2004
------------------------------------------------------------------------------
ASSETS

Current Assets
Cash                                              $  2,801,003  $     54,358
Accounts receivable                                      7,294           749
Prepaid expenses                                         8,398             -
------------------------------------------------------------------------------
Total Current Assets                                 2,816,695        55,107
------------------------------------------------------------------------------

Property and equipment, net of accumulated
 depreciation of $128,087 and $47,695                1,266,347     1,311,139

Patents and proprietary technology, net of
 accumulated amortization of $188,473 and $112,702   1,767,388     1,827,501

Deposit                                                  6,500         6,500

Goodwill                                             5,356,414     5,356,414
------------------------------------------------------------------------------

Total Assets                                      $ 11,213,344  $  8,556,661
==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                                  $     16,007  $    116,378
Accrued liabilities                                     43,578        20,470
Notes payable - related party                            1,000       410,958
------------------------------------------------------------------------------
Total Current Liabilities                               60,585       547,806
------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock - $0.001 par value;
 1,000,000 shares authorized;
 no shares issued or outstanding                             -             -
Common stock - $0.001 par value;
 100,000,000 shares authorized;
 22,974,537 shares and 19,998,202
 shares issued and outstanding                          22,974        19,998
Additional paid-in capital                          13,745,550    11,768,255
Warrants outstanding                                 2,658,265       731,328
Deficit accumulated during the development stage    (5,274,030)   (4,510,726)
------------------------------------------------------------------------------
Total Stockholders' Equity                          11,152,759     8,008,855
------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity        $ 11,213,344  $  8,556,661
==============================================================================

       The accompanying notes are an integral part of these condensed consolidated financial statements.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (UNAUDITED)


                                                                                          For the
                                                                           For the        Cumulative
                                                                           Period from    Period from
                                                                           February 24,   February 24,
                                                                           2004 (Date of  2004 (Date of
                                    For the Three Months                   Emergence from Emergence from
                                        Ended June 30        For the Six   Bankruptcy)    Bankruptcy)
                                 --------------------------- Months Ended  through        through
                                      2005         2004      June 30, 2005 June 30, 2004  June 30, 2005
-------------------------------------------------------------------------------------------------------
Revenue                          $      2,088  $     39,750  $     18,635  $     55,500   $    364,068
Cost of revenue                        (7,418)      (47,405)      (89,597)      (47,405)      (176,202)
Amortization of proprietary
  technology                          (32,026)      (32,348)      (64,054)            -       (160,136)
-------------------------------------------------------------------------------------------------------

Gross Profit (Loss)                   (37,356)      (40,003)     (135,016)        8,095         27,730

General and administrative expense
 (including non-cash compensation)   (379,141)     (524,505)     (647,045)   (1,070,250)    (3,826,962)
Interest expense                       (1,109)       (1,377)       (7,231)   (1,558,418)    (1,576,054)
Interest income                        24,526             -        29,044             -         29,044
Other income                              972             -         1,944             -          1,944
Gain (loss) on forgiveness of debt     (5,000)            -        (5,000)            -         70,268
-------------------------------------------------------------------------------------------------------

Net Loss                         $   (397,108) $   (565,885) $   (763,304) $ (2,620,573)  $ (5,274,030)
=======================================================================================================

Basic and Diluted Loss Per Share $      (0.02) $      (0.03) $      (0.03) $      (0.15)
========================================================================================

Basic and Diluted Weighted-Average
  Common Shares Outstanding        22,974,537    18,691,026    22,208,079    18,026,460
========================================================================================




The accompanying notes are an integral part of these condensed consolidated financial statements.

                                       35


                  FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                           (A Development Stage Company)
              CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE SIX MONTHS ENDED JUNE 30, 2005
                                    (UNAUDITED)


                                                                                    Deficit
                                                                                  Accumulated
                                                       Additional                 During the      Total
                                   Common Stock          Paid-in     Warrants     Development  Stockholders'
                                Shares       Amount     Capital     Outstanding      Stage        Equity
------------------------------------------------------------------------------------------------------------
Balance - December 31, 2004    19,998,202  $  19,998  $ 11,768,255  $   731,328  $ (4,510,726) $  8,008,855

Private placement offering
 of common stock at $0.70
 per share and warrants at
 $0.68 per warrant for cash,
 net of $347,294 cash offering
 costs and 140,000 common
 shares and 140,000 warrants,
 January through March 2005     2,976,335      2,976     1,977,295    1,926,937             -     3,907,208

Net loss                                -          -             -            -      (763,304)     (763,304)
------------------------------------------------------------------------------------------------------------

Balance - June 30, 2005        22,974,537  $  22,974  $ 13,745,550  $ 2,658,265  $ (5,274,030) $ 11,152,759
============================================================================================================




The accompanying notes are an integral part of these condensed consolidated financial statements.

                                        36




                  FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                           (A Development Stage Company)
                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (UNAUDITED)

                                                                                For the
                                                                 For the Period Cumulative
                                                                 from           Period from
                                                                 February 24,   February 24,
                                                                 2004 (Date of  2004 (Date of
                                                  For the Six    Emergence from Emergence from
                                                  Months Ended   Bankruptcy)    Bankruptcy)
                                                  June 30,       through        through
                                                  2005           June 30, 2004  June 30, 2005
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net loss                                          $    (763,304) $  (2,620,573) $  (5,274,030)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation                                           80,392         15,899        128,087
  Amortization of patents and proprietary technology     75,771         32,348        188,473
  Issuance of common stock and warrants for services          -        709,780      2,622,008
  Expenses paid by increase in convertible note payable       -         60,000         60,000
  Amortization of discount on note payable                    -      1,556,666      1,556,666
  Changes in operating assets and liabilities:
    Accounts receivable                                  (6,545)       (33,500)        (7,294)
    Accounts payable                                   (100,372)         1,466       (192,100)
    Accrued liabilities                                  23,108         72,741         42,086
    Deferred revenue                                          -        (12,500)      (343,750)
    Prepaid Expenses                                     (8,398)             -         (8,398)
    Other assets                                              -              -         (6,500)
-----------------------------------------------------------------------------------------------
Net Cash Used by Operating Activities                  (699,348)      (217,673)    (1,234,752)
-----------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
Payments for the purchase of equipment                  (35,599)       (15,693)      (145,701)
Payments for patents                                    (15,658)        (5,864)       (31,137)
Payment for acquisition of equipment and proprietary
 technology from Flexpoint Holdings, LLC                      -       (265,000)      (265,000)
-----------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                   (51,257)      (286,557)      (441,838)
-----------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock
 and warrants                                         3,907,208              -      3,907,208
Principal payments on notes payable
 - related parties                                     (409,958)       (13,000)      (460,300)
Proceeds from notes payable - related parties                 -              -        445,300
Proceeds from borrowings under convertible
 note payable                                                 -        583,334        583,334
-----------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities             3,497,250        570,334      4,475,542
-----------------------------------------------------------------------------------------------

Net Change in Cash                                    2,746,645         66,104      2,798,952
Cash at Beginning of Period                              54,358          2,051          2,051
-----------------------------------------------------------------------------------------------

Cash at End of Period                             $   2,801,003  $      68,155  $   2,801,003
===============================================================================================

Supplemental Cash flow Information:
Interest paid                                     $       7,231  $           -  $      27,522
===============================================================================================

Supplemental Schedule of Noncash Investing and Financing Activities - Note 5


The accompanying notes are an integral part of these condensed consolidated financial statements.

                                        37


         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Interim Financial Statements - The accompanying unaudited condensed consolidated financial statements include the accounts of Flexpoint Sensor Systems, Inc. and its subsidiaries (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the most recent annual financial statements of Flexpoint Sensor Systems, Inc. for the year ended December 31, 2004, included in the Company's Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2005. In particular, The Company's significant accounting principles were presented as Note 1 to the Consolidated Financial Statements in that Report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005.

Nature of Operations - Flexpoint Sensor Systems, Inc. (the Company), located in Salt Lake City, Utah, is a development stage company engaged principally in designing, engineering, and manufacturing sensor technology and equipment using flexible potentiometer technology. The Company is in the development stage as planned operations have not commenced. Development stage activities primarily include acquiring equipment and technology, organizing activities, obtaining financing and seeking manufacturing contracts.

Basic and Diluted Loss Per Share - Basic and diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and common equivalents outstanding during the period. At June 30, 2005, there were warrants outstanding to purchase 3,626,335 shares of common stock and at June 30, 2004 there were warrants outstanding to purchase 650,000 shares of common stock. These warrants were not included in the computation of diluted loss per share as their effect would have been anti-dilutive, thereby decreasing loss per common share.

Recent Accounting Pronouncements - In December 2004, the FASB issued Statement No. 123 (Revised 2004), Share-Based Payment ("Statement 123(R)"). Statement 123(R) revises Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123(R) requires the recognition of the cost of employee services received in exchange for stock options and awards of equity instruments based on the grant-date fair value of such options and awards, over the period they vest. Under the options for adoption available under Statement 123(R) as modified by the securities and exchange commission, the Company has determined to adopt Statement 123(R) on the modified-prospective basis beginning on January 1, 2006, which will result in the recognition of the remaining unamortized grant-date fair value compensation, at January 1, 2006 over the remaining vesting period.

NOTE 2 - NOTES PAYABLE - RELATED PARTY

The Company had unsecured notes payable to shareholders with interest stated at 12% and repayment terms which required payment of the principal and interest by December 31, 2004. Under amended terms, payment of the entire principal and interest was due to the shareholders by the extended due date of March 31, 2005. On December 31, 2004 the principal balance of the note was $410,958. During the six month period ended June

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


30, 2005, the Company repaid $409,958 of the total balance due. Interest expense for the six months ended June 30, 2005, related to the notes payable was of $7,231.

NOTE 3 - CONVERTIBLE NOTE PAYABLE

Under the Company's plan of reorganization, which was confirmed on February 24, 2004, Broad Investment Partners, LLC (the "lender") agreed to provide financing to Company under the terms of a $1,500,000 convertible promissory note. Under the terms of the note, the lender advanced $698,000 to Flexpoint Holdings, LLC, which debt was assumed by the Company upon the acquisition of assets from Flexpoint Holdings, LLC in March 2004, and the note was increased in March 2004 by $102,000 that was used to repay a short-term advance from Flexpoint Holdings, LLC. The Company borrowed $583,334 under the note and the note was increased by $60,000 through direct payments by the lender to settle certain secured and priority claims determined in the reorganization plan and other operating expenses.

Although the Company received proceeds and assumed amounts due under the note of $1,443,334 through March 31, 2004, the principal amount due under the note was $1,500,000, which resulted in a discount on the note of $56,666. The terms of the convertible note payable provided that interest accrued on the $1,500,000 outstanding balance at 10% per annum and that the principal and accrued interest were due three years from the date of the agreement. As provided for in the plan of reorganization, the $1,500,000 principal balance under the note was convertible into 3,000,000 shares of common stock at $0.50 per share. The fair value of the common stock at the date of reorganization was $1.00 per share, based on its average market value for the three-day period before and after February 24, 2004, and resulted in the lender receiving a $1,500,000 beneficial debt conversion option under the conversion terms of the promissory note. The original discount on the note and the discount from the beneficial conversion option were recognized as interest expense through March 31, 2004 when the note was converted into 3,000,000 shares of common stock.

NOTE 4 - PRIVATE PLACEMENT

From January 25, 2005 through March 31, 2005, the Company issued 2,836,335 shares of common stock and warrants to purchase 2,836,335 shares of common stock at $3.00 per share from October 1, 2005 through September 30, 2007 in a private placement offering. The Company realized proceeds of $3,907,208, net of $347,294 of cash offering costs. The Company also issued the placement agent 140,000 shares of common stock and 140,000 warrants exercisable at $3.00 per share for the agent's services in connection with the offering. The fair value of the warrants issued was $4,047,816 as determined by the Black-Scholes pricing model with the following assumptions: risk free interest rate of 4.58%, volatility of 200% and an estimate life of two years. The net proceeds were allocated to the shares of common stock and the warrants based upon their relative fair values and resulted in allocating $1,980,271 to the shares of common stock and $1,926,937 to the warrants.

An investor may not exercise their warrants if the exercise of the warrant would cause the investor to own more than 4.99% of the then issued and outstanding common stock of the Company. If the closing bid price of the Company's common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, the Company may call the warrants, in whole or in part, for no consideration, which would require the investor to either exercise the warrants within fifteen trading days or forfeit the warrants.


NOTE 5 - SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES


On March 31, 2004, the Company issued 1,600,000 shares of common stock valued at $1,931,309, assumed a $698,000 convertible note payable and paid cash of $265,000 to Flexpoint Holdings, LLC, a company controlled by a shareholder, in exchange for equipment valued at $1,248,732 and proprietary technology value at $1,645,577. On March 31, 2004, a $1,500,000 convertible note payable was converted into 3,000,000 shares of common stock.

   HANSEN, BARNETT & MAXWELL
   A Professional Corporation
   CERTIFIED PUBLIC ACCOUNTANTS
   5 Triad Center, Suite 750
   Salt Lake City, UT 84180-1128
   Phone: (801) 532-2200
   Fax: (801) 532-7944
   www.hbmcpas.com


     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and the Board of Directors
Flexpoint Sensor Systems, Inc.

We have audited the accompanying consolidated balance sheet of Flexpoint Sensor Systems, Inc. and subsidiaries (a development stage company) (the Company) as of December 31, 2004 and the related consolidated statement of operations, stockholders' equity, and cash flows for the period from February 24, 2004 (date of emergence from bankruptcy ) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flexpoint Sensor Systems, Inc. and subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.



                                          /s/ Hansen, Barnett & Maxwell

                                         HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
January 11, 2005

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
                    CONSOLIDATED BALANCE SHEET
                        DECEMBER 31, 2004


------------------------------------------------------------------------------
ASSETS

Current Assets
Cash                                                             $     54,358
Accounts receivable                                                       749
------------------------------------------------------------------------------
Total Current Assets                                                   55,107

Property and equipment, net of accumulated depreciation of $47,695 1,311,139 Patents and proprietary technology, net of accumulated
  amortization of $112,702                                          1,827,501
Goodwill                                                            5,356,414
Other assets                                                            6,500
------------------------------------------------------------------------------
Total Assets                                                     $  8,556,661
==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                                                 $    116,378
Accrued liabilities                                                    20,470
Notes payable - related party                                         410,958
------------------------------------------------------------------------------
Total Current Liabilities                                             547,806
------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock - $0.001 par value; 1,000,000 shares authorized;
  no shares issued or outstanding                                           -
Common stock - $0.001 par value; 100,000,000 shares authorized;
  19,998,202 shares issued and outstanding                             19,998
Additional paid-in capital                                         11,768,255
Warrants outstanding                                                  731,328
Deficit accumulated during the development stage                   (4,510,726)
------------------------------------------------------------------------------
Total Stockholders' Equity                                          8,008,855
------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                       $  8,556,661
==============================================================================


The accompanying notes are an integral part of these consolidated financial statements.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
               CONSOLIDATED STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM FEBRUARY 24, 2004 (DATE OF EMERGENCE
            FROM BANKRUPTCY) THROUGH DECEMBER 31, 2004


------------------------------------------------------------------------------

Revenue                                                        $      345,433
Cost of revenue                                                       (86,605)
Amortization of proprietary technology                                (96,082)
------------------------------------------------------------------------------
Gross Profit                                                          162,746

General and administrative expense (including $2,622,008
  of noncash compensation expense)                                 (3,179,917)
Interest expense                                                   (1,568,823)
Forgiveness of debt                                                    75,268
------------------------------------------------------------------------------

Net Loss                                                       $   (4,510,726)
==============================================================================

Basic and Diluted Loss Per Share                               $        (0.24)
==============================================================================

Basic and Diluted Weighted-Average Common Shares Outstanding       18,503,026
==============================================================================



    The accompanying notes are an integral these consolidated
                      financial statements.




         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM FEBRUARY 24, 2004 (DATE OF EMERGENCE
            FROM BANKRUPTCY) THROUGH DECEMBER 31, 2004

                                                                                Deficit
                                                                              Accumulated
                                Common Stock        Additional                 During the    Total
                         --------------------------  Paid-in       Warrants   Development Stockholders'
                           Shares        Amount      Capital     Outstanding     Stage       Equity
                         ------------- ------------ ------------ ----------- ------------ ------------
Balance - February 24,
 2004 (Date of Emergence
 from bankruptcy-Note 3)    14,098,202 $    14,098  $ 4,952,166  $        -  $         -  $ 4,966,264

Beneficial debt
 conversion option                   -           -    1,500,000           -            -    1,500,000

Conversion of note
 payable, March 31 and
 May 19, 2004,
 $0.50 per share             3,000,000       3,000    1,497,000           -            -    1,500,000

Issuance for consulting
 services, March 3, 2004,
 $1.15 per share               100,000         100      114,580           -            -      114,680

Share-based compensation
 from 650,000 warrants
 issued on March 3, 2004
 for consulting services             -           -            -     731,328            -      731,328

Issuance for acquisition
 of equipment and
 proprietary technology
 from Flexpoint Holdings,
 LLC, a company controlled
 by a shareholder, March
 31, 2004, $1.21 per share   1,600,000       1,600    1,929,709           -            -    1,931,309

Issuance for compensation,
 November 24, 2004,
 $1.48 per share             1,200,000       1,200    1,774,800           -            -    1,776,000

Net loss                             -           -            -           -   (4,510,726)  (4,510,726)
------------------------------------------------------------------------------------------------------
Balance -
 December 31, 2004          19,998,202  $   19,998  $11,768,255  $  731,328 $ (4,510,726) $ 8,008,855
======================================================================================================



The accompanying notes are an integral part of these consolidated financial statements.

                                        43

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
               CONSOLIDATED STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM FEBRUARY 24, 2004 (DATE OF EMERGENCE
            FROM BANKRUPTCY) THROUGH DECEMBER 31, 2004


------------------------------------------------------------------------------

Cash Flows from Operating Activities:
Net loss                                                        $  (4,510,726)
Adjustments to reconcile net loss to net cash used
 in operating activities:
   Depreciation                                                        47,695
   Amortization of intangible assets                                  112,702
   Issuance of stock and warrants for services                      2,622,008
   Expenses paid by increase in convertible note payable               60,000
   Amortization of discount on note payable                         1,556,666
   Changes in operating assets and liabilities:
     Accounts receivable                                                 (749)
     Accounts payable                                                 (91,728)
     Accrued liabilities                                               18,978
     Deferred revenue                                                (343,750)
     Other assets                                                      (6,500)
------------------------------------------------------------------------------
Net Cash Used by Operating Activities                                (535,404)
------------------------------------------------------------------------------

Cash Flows from Investing Activities:
Payments for patents                                                  (15,479)
Purchase of equipment                                                (110,102)
Payment for acquisition of equipment and proprietary
 technology from Flexpoint Holdings, LLC                             (265,000)
------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                (390,581)
------------------------------------------------------------------------------

Cash Flows from Financing Activities:
Proceeds from notes payable - related parties                         445,300
Principal payments on notes payable - related parties                 (50,342)
Proceeds from borrowings under convertible note payable               583,334
------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                             978,292
------------------------------------------------------------------------------

Net Change in Cash                                                     52,307

Cash at Beginning of Period                                             2,051
------------------------------------------------------------------------------

Cash at End of Period                                           $      54,358
==============================================================================

Supplemental Cash flow Information:
------------------------------------------------------------------------------
Interest paid                                                   $       9,657
------------------------------------------------------------------------------

Supplemental Schedule of Non Cash Investing and Financing Activities:
------------------------------------------------------------------------------
Short-term advances of $102,000 were repaid from an increase in a convertible note payable.  Issuance of 1,600,000 shares of common stock valued at $1,931,309, assumption of a $698,000 convertible note payable and a cash payment of $265,000 to
  Flexpoint Holdings, LLC, a company controlled by a shareholder, in exchange for equipment and proprietary technology with a value of $2,894,309.
The principal balance of a $1,500,000 convertible note payable was converted into 3,000,000 shares of common stock.
------------------------------------------------------------------------------



The accompanying notes are an integral part of these consolidated financial statements.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

Nature of Operations - Flexpoint Sensor Systems, Inc. (the Company), located in Salt Lake City, Utah, is a development stage company engaged principally in designing, engineering, and manufacturing sensor technology and equipment using flexible potentiometer technology. On February 24, 2004, the Company's plan of reorganization was confirmed by the U.S. Bankruptcy Court and the Company emerged from bankruptcy. As discussed further in Note 3, the emergence from bankruptcy was accounted for using fresh start accounting and the Company was considered a new entity for financial reporting purposes. The new entity is in the development stage as planned operations have not commenced. Development stage activities primarily include acquiring equipment and technology, organizing activities, obtaining financing and seeking manufacturing contracts.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Flexpoint Sensor Systems, Inc. and its 90%-owned subsidiaries, Sensitron, Inc. and Flexpoint, Inc. Minority interests in subsidiaries are carried at no value based on their historical cost. Intercompany transactions and accounts have been eliminated in consolidation.

Business Condition - The Company is in the development stage and its efforts are primarily focused on obtaining necessary capital to complete its production facility and re-start operations following its emergence from Chapter 11 bankruptcy proceedings. The Company has an accumulated deficit of $4,510,726 and used cash from operations of $535,404 for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004.

Through December 31, 2004, the Company met its short-term cash needs through confirmation of its plan of reorganization, through proceeds from related party notes payable and from a convertible note payable. On January 20, 2005, the Company authorized a private placement offering of equity securities for estimated proceeds of up to $4,140,000 and has issued securities for proceeds of $3,554,502 (unaudited). Management may be required to issue equity securities through additional private placement offerings. However, there can be no assurance that such sources of financing, if any, will be completed as planned or continue to be available, and if available, that they will be on terms favorable to the Company.

Fair Values of Financial Instruments - The amounts reported as notes payable to a related party are considered to be reasonable approximations of their fair value due to their short repayment term.

Accounts Receivable - The Company regularly reviews its accounts receivable and makes provisions for potentially uncollectible balances. Management believed the Company has incurred no material impairments in the carrying values of its accounts receivable.

Property and Equipment -  Property and equipment are stated at cost.
Additions and major improvements are capitalized while maintenance and repairs are charged to operations. Upon retirement, sale or disposition, the cost and accumulated depreciation of the items sold are eliminated from the accounts, and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the property and equipment, which are three to ten years. Depreciation expense was $47,695 for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that they may not be recoverable. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Intangible Assets - The Company currently has the rights to several patents and proprietary technology. Patents and technology are amortized from the date the Company acquires or is awarded the patent or technology right, over their estimated useful lives. Impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset. Upon emergence from bankruptcy, the Company recognized patents valued at $279,147. The Company acquired proprietary technology valued at $1,645,577. The values of the Company's intangible assets were established through an independent appraisal. Costs to obtain or develop patents are capitalized and amortized over the remaining life of the patents, technology rights are amortized over their estimated useful lives. Amortization of patents and proprietary technology during the period from February 24, 2004 through December 31, 2004 was $112,702.

Goodwill - Goodwill represents the excess of the reorganization value over the fair value of net assets of the Company upon emergence from bankruptcy. Goodwill is not amortized, but is tested for impairment annually or when a triggering event occurs. If a triggering event occurs, the undiscounted net cash flows of the asset or entity to which the goodwill relates are evaluated. Impairment is indicated if undiscounted cash flows are less than the carrying value of the assets. The amount of the impairment is measured using a discounted-cash-flow model considering future revenues, operating costs, a risk-adjusted discount rate and other factors.

Revenue Recognition - Revenue from the sale of products is recorded at the time of shipment to the customers. Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license technology to others is deferred until all conditions under the contracts are met and then recognized as licensing royalty revenue over the remaining term of the contracts.

Sensitron, Inc., the Company's subsidiary, had deferred revenue of $325,000 through September 2004, which consisted of $250,000 of prepaid licensing royalties to be deferred and recognized as the related licensing royalty sales were reported to the Company by the customer over the remaining term of the agreement, and $75,000 of deferred sales related to software license rights sold to the customer that were being amortized over the six-year term of the contract. On October 2, 2004, Sensitron cancelled the licensing agreement by refunding to the customer $100,000 of the prepayment previously received from the customer under the license agreement. The balance of $225,000 of the prepayment was recognized as licensing revenue in the fourth quarter of 2004.

Share Based Compensation - The Company accounts for its share-based compensation to employees and directors under APB 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB 25, compensation related to stock options, if any, is recorded if an option's exercise price on the grant date is less than the fair value of the Company's common stock on the grant date, and amortized over the vesting period. Compensation expense for stock awards or purchases, if any, is recognized if the award or purchase price on the measurement date is below the fair value of the Company's common stock, and is recognized on the date of award or purchase. As of December 31, 2004, the Company has a share-based employee compensation plan. As of December 31, 2004 no employee stock options have been granted under the Plan. Until employee stock options are granted, pro forma disclosure of the fair value of share-based compensation to employees would not be meaningful and is not provided.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company accounts for its share-based compensation to non-employees using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. Under SFAS No. 123, stock-based compensation is determined as the fair value of the equity instruments issued. The measurement date for these issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete. Share-based compensation to non-employees totaled $846,008 for the period from February 24, 2004 through December 31, 2004.

Basic and Diluted Loss Per Share - Basic and diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. At December 31, 2004, there were warrants to purchase 650,000 shares of common stock that were not included in the computation of diluted loss per share as their effect would have been anti-dilutive, thereby decreasing loss per common share.

Recent Accounting Pronouncements - In December 2004, the FASB issued Statement No. 123 (Revised 2004), Share-Based Payment ("Statement 123(R)"). Statement 123(R) revises Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123(R) requires the recognition of the cost of employee services received in exchange for stock options and awards of equity instruments based on the grant-date fair value of such options and awards, over the period they vest. Under the modified-prospective basis alternative, which has been selected by the Company to adopt Statement 123(R), the Company is required to adopt Statement 123(R) on July 1, 2005 and the Company will the recognize employee compensation from stock options and awards equal to their unamortized grant-date fair value over their remaining vesting period. As of December 31, 2004, no employee options have been granted under the Company's Plan. Accordingly, the effect of adopting Statement 123(R) on options outstanding at December 31, 2004 will not result in the recognition of additional after-tax compensation during the year ending December 31, 2005.

NOTE 2 - CONFIRMATION OF PLAN OF REORGANIZATION

On February 24, 2004, the Bankruptcy Court confirmed the Company's plan of reorganization. The confirmed plan provided for the following:

Reverse Stock Split - The shares of common stock outstanding prior to the confirmation of the plan were reverse split on a 1-for-7 basis. All share amounts are presented in the accompanying financial statements on a post-split basis.

Cancellation of Common Stock - The Company cancelled 828,571 shares of common stock issued to an officer during 2001, as provided for by the confirmed plan of reorganization.

Convertible Debentures Payable - Convertible debentures of $3,681,280 were forgiven in exchange for the Company's agreement not to contest the issuance of 7,142,087 shares of common stock that were issued to a shareholder for the exercise of warrants prior to the bankruptcy petition.

Convertible Promissory Note to Former Employee - The Company converted $194,620 of claims that included accounts payable, accrued wages and a convertible promissory note to a former employee of $20,000, into 377,682 shares of common stock at a conversion price of $0.5153 per share.

Note Payable to Stockholder - The Company exchanged $1,230,218 of notes payable to a stockholder for 2,387,382 shares of common stock at a conversion price of $0.5153 per share.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease Obligation - A lease obligation of $574,255 was exchanged for 1,114,410 shares of common stock at a conversion price of $0.5153 per share.

Convertible Note Payable - The plan provided for an investor to provide $1,500,000 and receive a note payable convertible into 3,000,000 shares of common stock at $0.50 per share. (Note 7)

Delphi Automotive Systems Supply Agreement - Flexpoint Inc. entered into a Purchase and Supply Agreement (the Supply Agreement) with Delphi Automotive Systems (Delphi) in June 1998. Under the terms of the Supply Agreement, the Company was to supply its proprietary sensor mats to Delphi for integration into a weight-based suppression system as a critical part of a smart air bag system. The Supply Agreement provided that such sensor mats were to be exclusively supplied to General Motors, through Delphi, by the Company through 2002. In May 2000, the Supply Agreement was amended, primarily providing for Delphi to make loan payments to Flexpoint, Inc. to be used directly for Delphi programs. As of December 31, 2000, Flexpoint, Inc. had received loan proceeds of $1,700,000 from Delphi.

In August 2000, Delphi notified the Company of its intent to terminate the Supply Agreement. The Company believes that Delphi was not entitled to terminate the agreement or had not followed the appropriate contractual provisions for termination of the Supply Agreement. As a result of the termination, the Company was required to significantly reduce its workforce and its operating costs. In addition, the Company sought protection under the United States federal bankruptcy laws.

Litigation under the Delphi Supply Agreement remains under the jurisdiction of the bankruptcy court and the outcome of the future legal proceedings between the Company and Delphi is uncertain. However, on February 24, 2004, the Company concluded that the likelihood that this contingency would require that the Company transfer assets to Delphi was remote, and therefore, the liability was accounted for as extinguished prior to confirmation of the plan of reorganization.

NOTE 3 - FRESH START ACCOUNTING

In accordance with the requirements of SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the Company determined that a change in control occurred in connection with its reorganization and therefore the Company accounted for the reorganization using fresh-start reporting. Accordingly, all assets of Flexpoint Sensor Systems, Inc. have been restated to reflect their reorganization value, which approximates fair value at the date of reorganization. Management estimated a reorganization asset value of $5,637,612 based upon the negotiated price at which certain creditors were willing to convert their claims into common stock. The Company obtained an independent valuation which determined that the reorganization value consisted of cash of $2,051, patents valued at $279,147 and goodwill valued at $5,356,414.The patents have a weighted-average remaining life of 13.2 years and are amortized on a straight-line basis with an average yearly amortization of $21,732. Goodwill is not amortized; rather the Company evaluates the carrying value of the goodwill to determine whether the carrying value should reflect any impairment. No impairment was noted at December 31, 2004.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the effect of the plan of reorganization on the Company's consolidated balance sheet, as of February 24, 2004, the date of confirmation of the plan of reorganization:


                                                                                            Reorganized
As of Date of Confirmation of          Pre -        Debt       Exchange of                   Balance
 Plan, February 24, 2004          Confirmation    Discharge       Stock      Fresh Start      Sheet
--------------------------------- ------------- ------------- ------------- ------------- -------------
ASSETS
Current Assets - Cash             $      2,051  $          -  $          -  $          -  $      2,051
Patents and technology, net              1,561             -             -       277,586       279,147
Goodwill                                     -             -             -     5,356,414     5,356,414
-------------------------------------------------------------------------------------------------------

Total Assets                      $      3,612  $          -  $          -  $  5,634,000  $  5,637,612
=======================================================================================================

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)

Liabilities Not Subject to
Compromise - Current
Accounts payable                  $    244,642  $    (36,536) $          -  $          -  $   208,106
Accrued liabilities                      1,492             -             -             -        1,492
Deferred revenue                       343,750             -             -             -      343,750
Short-term advance payable             102,000             -             -             -      102,000
Notes payable - related party           16,000             -             -             -       16,000
------------------------------------------------------------------------------------------------------
Total Liabilities Not Subject
to Compromise - Current                707,884       (36,536)            -             -      671,348
------------------------------------------------------------------------------------------------------

Liabilities Subject to Compromise    7,777,379    (7,777,379)            -             -            -
------------------------------------------------------------------------------------------------------

Stockholders' Equity (Deficit)
Preferred stock                      1,080,426             -    (1,080,426)            -            -
Common stock (old)                      76,535             -       (76,535)            -            -
Common stock (new)                           -        11,022         3,076             -       14,098
Additional paid-in capital          22,078,206     5,669,351     1,153,885   (23,949,276)   4,952,166
Deficit accumulated during the
 development stage                 (31,716,818)    2,133,542             -    29,583,276            -
------------------------------------------------------------------------------------------------------
Total Stockholders'
 Equity (Deficit)                   (8,481,651)    7,813,915             -     5,634,000    4,966,264
------------------------------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity (Deficit)  $       3,612  $          -  $          -  $  5,634,000  $ 5,637,612
======================================================================================================


NOTE 4 - PROPERTY AND EQUIPMENT

On March 31, 2004, Flexpoint Sensor Systems, Inc. entered an asset purchase agreement with Flexpoint Holdings, LLC, a company that was owned in part by and controlled by a shareholder who owned less than 2% of the Company's stock prior to the transaction. Under the terms of the agreement, the Company acquired equipment and proprietary technology with an appraised fair value of $4,302,643 in exchange for a cash payment of $265,000, the assumption of a $698,000 convertible note payable, and the issuance of 1,600,000 shares of restricted common stock valued at $1,931,309 or $1.21 per share. Flexpoint Holdings, LLC is a holding company with the primary purpose to acquire and hold assets which one of the Company's creditors caused to be seized during 2001 and sold at public auction during 2002. The owners and manager of Flexpoint Holdings, LLC were not officers, directors or employees of the Company nor did they hold any controlling relationship in the Company or retain a substantial indirect interest in the assets sold as a result of stock ownership in the Company. Accordingly, the transaction was recorded at the fair value of the consideration given which was lower than the fair value of the assets acquired.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The acquisition of the assets of Flexpoint Holdings, LLC was not the purchase of a business as Flexpoint Holdings, LLC had no operations. Accordingly, pro forma financial information is not provided. The fair values of the proprietary technology and equipment were established by independent appraisals. The Company allocated the consideration given pro rata to the assets acquired based on their estimated appraised values. At March 31, 2004, the allocated value of the assets acquired was as follows:


         -----------------------------------------
         Property and equipment       $  1,248,732
         Proprietary technology          1,645,577
         -----------------------------------------
         Net assets acquired          $  2,894,309
         =========================================


The equipment consists of manufacturing equipment to produce the Company's product, and the technology rights consist of software algorithms that interpret data provided by the Company's flexible sensor technology. The technology has an estimated weighted-average useful life of 13.2 years.

NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

Intangible Assets - The components of intangible assets at December 31, 2004, were as follows:

                             Gross Carrying   Accumulated    Net Carrying
                                 Amount       Amortization      Amount
----------------------------------------------------------------------------
Patents                      $     294,626  $      (16,620) $     278,006
Proprietary technology           1,645,577         (96,082)     1,549,495
----------------------------------------------------------------------------
Total Amortizing
  Intangible Assets          $   1,940,203  $     (112,702) $   1,827,501
============================================================================

Patent amortization was $16,620 for the period from February 24, 2004 through December 31, 2004, and amortization related to proprietary technology was $96,082 for the same period. Patent amortization is charged to general and administrative expense; amortization expense for the proprietary technology is charged to cost of revenues.

Estimated aggregate amortization expense for the succeeding five years ending December 31, is as follows:

                       ---------------------------
                         2005        $ 149,844
                         2006          149,844
                         2007          149,844
                         2008          149,844
                         2009          149,844
                       ---------------------------

Goodwill - Intangible assets not subject to amortization as of December 31, 2004 consisted of goodwill with a net carrying value of $5,356,414.

During 2004, the Company engaged Houlihan Valuation Advisors, an independent valuation firm, to assess the value of the Company's goodwill and patents at the date of emergence from bankruptcy and the fair value of the proprietary technology at its purchase date. The appraisal was completed during 2005.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -  NOTES PAYABLE - RELATED PARTY

The Company had unsecured notes payable to First Equity Holdings, a shareholder with a 31.09% interest in the Company, and Persimmons, LLC, a shareholder with a 1.74% interest in the Company. The notes bear interest at 12% per annum and have repayment terms which required payment of the principal and interest by December 31, 2004. Under amended terms of the notes, payment of the entire principal and interest is due to the shareholders by the extended due date of March 31, 2005. The principal balance of the notes was $16,000 upon emergence from bankruptcy. The Company borrowed an additional $445,300 and repaid $50,342 on the notes leaving an aggregate remaining balance of $ 410,958 as of December 31, 2004. As of March 25, 2005 the Company had repaid the $198,000 note payable to First Equity Holdings plus related accrued interest and had paid $186,768 of the note payable to Persimmon LLC plus related accrued interest (unaudited).

NOTE 7 - CONVERTIBLE NOTE PAYABLE

Under the plan of reorganization, Broad Investment Partners, LLC (the "lender") agreed to provide financing to Company under the terms of a $1,500,000 convertible promissory note. Under the terms of the note, the lender advanced $698,000 to Flexpoint Holdings, LLC, which debt was assumed by the Company as an increase to the promissory note upon the acquisition of assets from Flexpoint Holdings, LLC in March 2004, and the note was increased in March 2004 by $102,000 that was used to repay a short-term advance from Flexpoint Holdings, LLC. The Company borrowed $583,334 under the note and the note was increased by $60,000 through direct payments by the lender to settle certain secured and priority claims determined in the reorganization plan and other operating expenses.

Although the Company received proceeds under the note of $1,443,334 through March 31, 2004, principal due under the note was $1,500,000, which resulted in a discount to the note of $56,666. The terms of the convertible note payable provided that interest accrued on the $1,500,000 outstanding balance at 10% per annum and that the principal and accrued interest were due three years from the date of the agreement. As provided for in the plan of reorganization, the $1,500,000 principal balance under the note was convertible into 3,000,000 shares of common stock at $0.50 per share. The fair value of the common stock at the date of reorganization was $1.00 per share, based on its average market value for the three-day period before and after February 24, 2004, and resulted in the lender receiving a $1,500,000 beneficial debt conversion option under the conversion terms of the promissory note. The original discount on the note and the discount from the beneficial conversion option were amortized and recognized as interest expense through March 31, 2004 when the note was converted into 3,000,000 shares of common stock.

NOTE 8 - INCOME TAXES

There was no provision for, or benefit from, income tax during the period. The components of the net deferred tax asset as of December 31, 2004, including temporary differences and operating loss carryforwards that arose prior to reorganization from bankruptcy, are as follows:

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      -----------------------------------------------------
      Operating loss carry forwards           $  9,255,417
      Goodwill                                   1,997,942
      Property and equipment                       489,055
      Patents and proprietary technology           730,035
      -----------------------------------------------------
      Total Deferred Tax Assets                 12,472,449
      Valuation allowance                      (12,472,449)
      -----------------------------------------------------
      Net Deferred Tax Asset                  $          -
      =====================================================

As a result of the confirmation of the bankruptcy plan, $7,813,915 in debt was discharged. For tax reporting purposes, net operating loss carry forwards were reduced to $24,750,611 at December 31, 2004. Although net operating losses begin to expire in the year 2012, those carry forwards will be limited or unavailable, under the tax laws, due to a change of greater than 50% in ownership of the Company upon emergence from bankruptcy.

The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes for the period from February 24, 2004 (date emergence from bankruptcy) through December 31, 2004:

     ------------------------------------------------------------
     Tax at statutory rate (34%)                   $  (1,533,647)
     Non-deductible expenses                                (612)
     Change in valuation allowance                     1,683,113
     State tax benefit, net of federal tax effect       (148,854)
     ------------------------------------------------------------
     Provision for Income Taxes                    $          -
     ============================================================

NOTE 9 - COMMON STOCK ISSUED FOR COMPENSATION

The Company emerged from bankruptcy without settling a claim for compensation by John Sindt, the president and chairman of the board of directors, for services rendered during the period the Company was in bankruptcy. At the date the Company emerged from bankruptcy, the Company acknowledged that the claim existed but was unable to determine the range of potential loss under the claim and did not record a liability at that date. The board of directors determined the amount of the claim on November 24, 2004 and on that date the Company settled all amounts due under the claim, and in payment of services received after the Company emerged from bankruptcy, by issuing 1,200,000 shares of restricted common stock. The common stock issued was valued at $1,776,000, or $1.48 per share based upon the market value of the common stock. The Company recognized the issuance of the common stock during November 2004 as a charge to operations for compensation.

NOTE 10 - STOCK OPTION PLAN

On April 1, 1995, the Board of Directors and shareholders adopted an Omnibus Stock Option Plan (the (Plan(). Under the terms of the Plan, as amended in October 1997, Flexpoint may grant options to employees, directors and consultants to purchase up to 719,643 shares of common stock. Incentive or non-qualified options may be granted under the Plan. Options granted under the Plan are exercisable over periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options generally vest from immediately to five years. Generally, the only condition for exercise of options granted under the Plan is that the employees remain employed through the date the options are exercised or vested. As of the date of the confirmation of the plan of reorganization, all previously outstanding stock options were cancelled. No stock options have been issued under the Plan since the Company emerged from bankruptcy.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - LEASE COMMITMENT

Effective March 31, 2004, the Company agreed to sub-lease offices and a manufacturing facility in which the Company's acquired equipment is located, with monthly lease payments of $5,500 plus common area maintenance fees. The lease expired in September 2004. During July 2004, the Company entered into a new five-year lease agreement with average monthly payments including common area fees of $8,718, with a 2% annual increase in lease payments. Rent expense over the term of the lease is recognized on a straight-line basis over the term of the lease. From February 24, 2004 through December 31, 2004, $78,715 was charged to operations as rent expense. Total future minimum lease payments as of December 31, 2004 are as follows:


         ----------------------------
         2005               $ 101,821
         2006                 103,388
         2007                 104,988
         2008                 106,619
         Thereafter            80,894
         ----------------------------
                            $ 497,710
         ============================


NOTE 12 - CONSULTING AGREEMENT

On March 3, 2004, the Company entered into a twelve-month consulting agreement with Summit Resource Group ("Summit") whereby Summit agreed to provide consulting services for the Company related to investor relations, including dealing with direct investor relations, broker/dealer relations and the investing public. A 45-day written notice from either party is required to terminate the agreement. In consideration for the consulting services, the Company issued Summit 100,000 common shares and warrants to purchase an additional 650,000 common shares. The warrants are exercisable for five years from the date awarded at the following exercise prices: warrants to purchase 300,000 shares are exercisable at $0.70 per share and warrants to purchase 350,000 shares are exercisable at $0.80 per share. The Company granted Summit certain registration rights with respect to the 650,000 common shares underlying the warrants including an obligation for all related registration costs.

The Company valued the issuance of 100,000 common shares to Summit at $114,680, or $1.15 per share, based on the quoted market value of the stock on the date of the agreement. The Company valued the warrants at $731,328, estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.06%; expected dividend yield of 0.0%; expected life of 5 years and estimated volatility of 200%. Consulting expense was charged to operations recognized during the period from March 2004 through September 2004, the period over which the warrants vested.

NOTE 13 - FORGIVENESS OF DEBT

At December 31, 2003, Flexpoint Inc, a subsidiary of the Company, had an accounts payable balance of $75,049. This balance had not been included in the bankruptcy proceedings of the Company and the debt was aged beyond the statute of limitations. There had been no efforts made on the part of the vendors to obtain payment. In 2004 the vendors were barred from collection under the Statute of Limitations and the debt was considered forgiven.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED)

During January 2005, the Company opened a private placement offering for a maximum of 3,150,000 shares of the Company's common stock for net proceeds of $4,140,000, or $1.50 per share, in units with warrants to purchase 3,150,000 shares of the Company's common stock at an exercise price of $3.00 per share. The warrants issued as part of the unit have a two year exercise term beginning six months after the closing of the private placement offering. If the closing bid price of the Company's common stock is greater than $4.00 per share for five consecutive trading days after the initial six months from closing, the Company may call the warrants in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or forfeit the warrant. Through March 15, 2005 the Company issued 2,369,668 units for proceeds of $3,554,502. Also, the investor may not exercise the warrants if the exercise of the warrant would cause the investor to own more than 4.99% of the then issued and outstanding common stock.

 HANSEN, BARNETT & MAXWELL
 A Professional Corporation
 CERTIFIED PUBLIC ACCOUNTANTS
 5 Triad Center, Suite 750
 Salt Lake City, UT 84180-1128
 Phone: (801) 532-2200
 Fax: (801) 532-7944
 www.hbmcpas.com



       REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors
Flexpoint Sensor Systems, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' deficit, and cash flows of Flexpoint Sensor Systems, Inc. and subsidiaries (a development stage, debtor-in-possession company) for the period from January 1, 2004 through February 23, 2004, for the year ended December 31, 2003, and for the period from January 5, 1995 (date of inception) through February 23, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of Flexpoint Sensor Systems, Inc. and subsidiaries referred to above present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 2004 through February 23, 2004, for the year ended December 31, 2003 and for the period from January 5, 1995 (date of inception) through February 23, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from continuing operations and has had negative cash flows from operating activities for the period from January 1, 2004 through February 23, 2004, for the year ended December 31, 2003 and for the period from January 5, 1995 (date of inception) through February 23, 2004. In addition, the Company filed petitions for relief under Chapter 11 of the federal bankruptcy laws. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in
Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                     /s/ Hansen, Barnett & Maxwell
                                     HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
January 11, 2005

<CAPTION



         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
              CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        For the Period
                                         For the Period                  from January
                                              from                       5, 1995 (Date
                                         January 1, 2004     For the     of Inception)
                                             through       Year Ended       through
                                           February 23,    December 31,  February 23,
                                               2004            2003           2004
                                          -------------- -------------- --------------
Sales                                     $           -  $      30,220  $   3,850,489
Cost of Goods Sold                                    -          1,883      1,902,996
--------------------------------------------------------------------------------------

Gross Profit                                          -         28,337      1,947,493
--------------------------------------------------------------------------------------

Operating Expenses
General and administrative expenses              18,161        112,860     13,016,605
Research and development                              -              -      8,759,918
Contract and manufacturing activity exit costs        -              -      2,373,327
--------------------------------------------------------------------------------------
Total Operating Expenses                         18,161        112,860     24,149,850
--------------------------------------------------------------------------------------

Loss From Operations                            (18,161)       (84,523)   (22,202,357)
--------------------------------------------------------------------------------------

Other Income and (Expenses)
Interest expense                                      -        (29,730)    (2,286,974)
Interest from amortization of debt discount           -              -     (6,877,033)
Interest income                                       -              -         82,031
Other income (expense)                                -              -       (214,420)
--------------------------------------------------------------------------------------
Total Other Income and (Expense)                      -        (29,730)    (9,296,396)
--------------------------------------------------------------------------------------

Loss from Continuing Operations                 (18,161)      (114,253)   (31,498,753)
--------------------------------------------------------------------------------------

Reorganization Items - Income (Expense)
Loss on disposal of assets                            -        (13,145)      (720,261)
Forgiveness of liabilities                      655,790              -      1,422,855
Professional fees                               (83,839)       (34,503)      (236,644)
--------------------------------------------------------------------------------------
Total Reorganization Items                      571,951        (34,503)       465,950
--------------------------------------------------------------------------------------

Discontinued Operations
Loss from discontinued Tamco operations               -              -       (315,566)
Gain on disposal of Tamco                             -              -        125,103
--------------------------------------------------------------------------------------
Loss from Discontinued Operations                     -              -       (190,463)
--------------------------------------------------------------------------------------
Minority Interest in Loss of
 Consolidated Subsidiaries                            -              -        200,000
--------------------------------------------------------------------------------------

Net Income (Loss)                               553,790       (148,756)   (31,023,267)
--------------------------------------------------------------------------------------

Preferred Dividends                                   -              -       (693,551)
--------------------------------------------------------------------------------------
Income (Loss) Applicable to Common
  Shareholders                           $      553,790  $    (148,756) $ (31,716,818)
======================================================================================

Basic and Diluted Income (Loss) Per Common Share:
Loss from Continuing Operations          $            -  $           -
=======================================================================

Net Income (Loss)                        $         0.01  $           -
=======================================================================
Weighted Average Number of Common
 Shares Used in Per Share Calculation        76,534,709     76,534,709
=======================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                                56




FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
(Debtor-in-Possession as of July 3, 2001)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                                                               Deficit
                                                                                             Accumulated
                                      Preferred Stock         Common Stock       Additional   During the      Total
                                    ------------------- -----------------------   Paid-in    Development   Stockholders'
                                     Shares    Amount      Shares     Amount      Capital       Stage        Deficit
------------------------------------------------------------------------------------------------------------------------
Balance January 5, 1995 (Date
 of Inception)                            -  $       -            -  $       -  $         -  $         -  $          -


1995:
Issuance for cash, $0.00 per share        -          -    3,705,000      3,705       (1,705)           -         2,000
Issuance for cash, $0.46 per share        -          -      649,987        650      299,350            -       300,000
Issuance for cash, $0.74 per share        -          -      852,800        853      631,147            -       632,000
Contribution of patents by stock-
  holder, no additional shares
  issued                                  -          -            -          -       22,232            -        22,232
Issuance to acquire Flexpoint, Inc.,
  $(0.02) per share                       -          -    5,395,000      5,395      (99,579)           -       (94,184)
Issuance to acquire Tamco, $0.46
  per share                               -          -      130,000        130       59,870            -        60,000


1996:
Issuance for services, $0.77
  per share                               -          -      260,000        260      199,740            -       200,000
Issuance for cash, $0.77 per share        -          -      123,500        124       94,876            -        95,000
Issuance for cash, $0.54 per share,
  net of offering costs of $246,547       -          -    1,957,111      1,957    1,051,496            -     1,053,453


1997:
Issuance for cash, $0.97 per share        -          -      143,000        143      109,857            -       110,000
Issuance for cash, $0.04 per share        -          -    1,820,000      1,820       78,180            -        80,000
Issuance for cash and a $390,000
  receivable, $0.72 per share             -          -    1,116,375      1,116      802,884            -       804,000
Redemption from officers, $0.03
  per share                               -          -   (6,308,666)    (6,309)    (193,691)           -      (200,000)
Conversion of debt, $0.57 per share       -          -      100,672        100       53,852            -        53,952


1998:
Issuance of 30,303 warrants for
  services                                -          -            -          -       22,727            -        22,727
Issuance for cash, $4.00 per share        -          -      288,841        289    1,155,073            -     1,155,362
Conversion of notes payable, $0.80
  per share                               -          -      248,833        249      199,751            -       200,000
Conversion of debt, $0.61 per share       -          -       69,602         69       42,759            -        42,828
Acquisition of Nanotech Corporation,
  $0.50 per share                         -          -    6,000,000      6,000    2,977,275            -     2,983,275
Exercise of options, $0.16 per share      -          -       14,500         15        2,296            -         2,311



    The accompanying notes are an integral part of these financial statements.

                                        57






FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
(Debtor-in-Possession as of July 3, 2001)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT (CONTINUED)

                                                                                    Deficit
                                                                                  Accumulated
                           Preferred Stock         Common Stock       Additional  During the                    Total
                         ------------------- -----------------------   Paid-in    Development    Unearned   Stockholders'
                          Shares    Amount      Shares     Amount      Capital       Stage     Compensation    Deficit
 ------------------------------------------------------------------------------------------------------------------------
1998:
Exercise of warrants,
 $0.00 per share               -  $       -       30,303  $      30  $       (30) $         -  $          -  $          -
Issuance for receivable
 from shareholder              -          -      393,438        394    1,573,356            -             -     1,573,750
Compensation related to
 grant of stock options        -          -            -          -       45,375            -             -        45,375


1999:
Issuance for cash, $4.00
 per share                     -          -      158,258        158      632,867            -             -       633,025
Issuance of convertible
 preferred stock and
 134,000 warrants for
 cash                        536    326,738            -          -      134,000            -             -       460,738
Conversion of common
 shares into convertible
 preferred stock and
 559,551 warrants          2,238  1,398,886     (489,523)      (490)  (1,398,396)           -             -             -
Amortization of
 preferred stock
 discount as preferred
 dividend                      -    693,551            -          -            -     (693,551)            -             -
Issuance of common
 shares and 476,600
 warrants for cash,
 $2.00 per share, net
 of offering costs             -          -      476,600        477      940,723            -             -       941,200
Conversion of convertible
 preferred stock into
 common stock and
 147,000 warrants, $2.00
 per share                  (336)  (294,000)     147,000        147      293,853            -             -             -
Beneficial conversion
 option of 8%
 convertible promissory
 notes                         -          -            -          -      404,062            -             -       404,062
Conversion of 8%
 convertible
 promissory notes into
 common stock, $1.70
 per share                     -          -      508,825        509      864,492            -             -       865,001
Compensation related to
 grant of stock options        -          -            -          -      369,825            -      (369,825)            -
Amortization of unearned
 compensation                  -          -            -          -            -            -       233,350       233,350
Exercise of options for
 cash, $0.16 to $0.47
 per share                     -          -      919,094        919      306,521            -             -       307,440
Issuance of 508,825
 warrants for cash             -          -            -          -    1,265,900            -             -     1,265,900
Issuance of 45,000
 warrants for interest         -          -            -          -      109,800            -             -       109,800
Grant of 100,000 warrants
 for services                  -          -            -          -      185,000            -             -       185,000
Exercise of warrants for
 cash, $0.77 per share         -          -      237,510        238      182,545            -             -       182,783
Exercise of warrants
 for services, $0.77
 per share                     -          -       29,250         29       22,494            -             -        22,523
Issuance in settlement
 of lawsuit, $1.75 per
 share                         -          -      100,000        100      174,900            -             -       175,000


The accompanying notes are an integral part of these consolidated financial statements.

                                        58




FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
(Debtor-in-Possession as of July 3, 2001)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT (CONTINUED)

                                                                                      Deficit
                                                                                    Accumulated
                            Preferred Stock         Common Stock       Additional   During the                    Total
                        ------------------- -----------------------     Paid-in     Development   Unearned   Stockholders'
                           Shares    Amount      Shares     Amount      Capital       Stage      Compensation    Deficit
--------------------------------------------------------------------------------------------------------------------------
2000:
Issuance of warrants
 for cash                     -  $        -            -  $       -  $ 3,039,202  $         -  $          -  $  3,039,202
Beneficial conversion
 options of notes payable     -           -            -          -    1,076,218            -             -     1,076,218
Contingent beneficial
 conversion option of
 debentures                   -           -            -          -      579,851            -             -       579,851
Conversion of preferred
 stock, $3.50 per share  (1,194) (1,044,749)     298,500        298    1,044,451            -             -             -
Conversion of promissory
 notes, $1.70 per share       -           -      120,588        121      204,879            -             -       205,000
Conversion of debentures,
 $1.00 per share              -           -      703,555        703      702,852            -             -       703,555
Conversion of debentures,
 $0.50 per share              -           -      606,400        606      302,594            -             -       303,200
Conversion of debentures,
 $0.001 per share             -           -   50,000,000     50,000            -            -             -        50,000
Exercise of stock options
 for cash, $0.16 to
 $4.00 per share              -           -       30,235         31        8,432            -             -         8,463
Stock issued for services,
  $1.19 per share             -           -      450,000        450      533,925            -             -       534,375
Warrants issued for
 services                     -           -            -          -      434,400            -             -       434,400
Issuance for services,
 $0.09 per share              -           -       85,250         85        7,911            -             -         7,996
Issuance of common shares
 and warrants in
 settlement of lawsuit,
 $0.28 per share              -           -        7,500          9        4,193            -             -         4,202
Compensation related to
 grant of stock options       -           -            -          -      156,137            -      (156,137)            -
Amortization of unearned
 compensation                 -           -            -          -            -            -       257,482       257,482


2001:
Issuance for services,
 $0.05 per share              -           -      155,371        155        7,614            -             -         7,769
Issuance for services,
 $0.01 per share              -           -    5,000,000      5,000      395,000            -             -       400,000
Forfeiture of stock
 options by terminated
 employees                    -           -            -          -      (35,130)           -        35,130             -
Cumulative net loss for
 the period from January
 5, 1995 (date of
 inception) through
 December 31, 2002            -           -            -          -            -  (31,428,301)            -   (31,428,301)
--------------------------------------------------------------------------------------------------------------------------
Balance - December
 31, 2002                 1,244   1,080,426   76,534,709     76,535   22,078,206  (32,121,852)            -    (8,886,685)
Net loss                      -           -            -          -            -     (148,756)            -      (148,756)
--------------------------------------------------------------------------------------------------------------------------
Balance - December
 31, 2003                 1,244   1,080,426   76,534,709     76,535   22,078,206  (32,270,608)            -    (9,035,441)
Net income                    -           -            -          -            -      553,790             -       553,790
--------------------------------------------------------------------------------------------------------------------------
Balance - February
 23, 2004                 1,244 $ 1,080,426   76,534,709  $  76,535  $22,078,206 $(31,716,818) $          -  $ (8,481,651)
==========================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                                        59



                  FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                       (A Company in the Development Stage)
                     (Debtor-in-Possession as of July 3, 2001)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               For the Period
                                                                                 January 5,
                                                 For the Period                  1995 (Date
                                                 January 1, 2004   For the      of Inception)
                                                    Through       Year Ended      Through
                                                  February 23,    December 31,   February 23,
                                                      2004            2003          2004
-----------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income (loss)                               $     553,790  $    (148,756) $ (31,023,267)
 Adjustments to reconcile net loss to net cash
 used by operating activities:
  Loss on disposition of assets                              -              -        729,623
  Contract and manufacturing activity exit costs             -              -      2,373,327
  Depreciation and amortization                              -          2,703      1,731,489
  Amortization of debt discount and loan costs               -              -      7,467,232
  Amortization of unearned compensation                      -              -        536,207
  Stock compensation issued for services                     -              -      2,103,790
  Expenses paid by increase in short-term advance      102,000              -        102,000
  Write off of patent expenses                               -              -        101,718
  Forgiveness of liabilities                          (655,790)             -     (1,422,855)
  Changes in operating assets and liabilities:
    Accounts receivable                                      -              -        130,363
    Inventory                                                -              -        (95,000)
    Other assets                                             -              -       (259,315)
    Accounts payable                                         -         34,542        719,328
    Accrued liabilities                                      -         29,160      1,106,574
    Accrued liabilities subject to compromise                -        100,000        200,000
    Deferred revenue                                         -        (25,000)       368,837
----------------------------------------------------------------------------------------------
 Net Cash Provided by (Used in)
 Operating Activities                                        -         (7,351)   (15,129,949)
----------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
 Payments to Flexpoint prior to acquisition                  -              -       (268,413)
 Cash paid to acquire Tamco                                  -              -        (25,000)
 Proceeds from sale of available-for-sale securities         -              -        455,082
 Net cash received in Nanotech acquisition                   -              -      1,492,907
 Payments to purchase equipment                              -              -     (3,058,193)
 Issuance of note receivable                                 -              -        (12,507)
 Payments for patents                                        -              -       (146,430)
 Other                                                       -              -        207,745
----------------------------------------------------------------------------------------------
 Net Cash Provided by (Used in)
 Investing Activities                             $          -  $           -  $  (1,354,809)
----------------------------------------------------------------------------------------------
                                                                                   (Continued)



               The accompanying notes are an integral part of these
                        consolidated financial statements.


                                        60

                  FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                       (A Company in the Development Stage)
                     (Debtor-in-Possession as of July 3, 2001)
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                               For the Period
                                                                                 January 5,
                                                 For the Period                  1995 (Date
                                                 January 1, 2004    For the    of Inception)
                                                    Through       Year Ended      Through
                                                  February 23,    December 31,  February 23,
                                                      2004            2003          2004
                                                 -------------- -------------- --------------
Cash Flows From Financing Activities
 Proceeds from issuance of preferred stock       $           -  $           -  $     460,738
 Proceeds from issuance of common stock                      -              -      6,040,555
 Cash payments to officers to repurchase stock               -              -        (50,000)
 Proceeds from issuance of warrants                          -              -      1,809,202
 Collection of receivables from shareholders                 -              -      1,963,750
 Proceeds from borrowings                                    -              -      6,055,460
 Principal payments of debt                                  -              -       (874,790)
 Proceeds from related party notes                           -          5,000      1,600,208
 Payment of capital lease obligation                         -              -        (94,149)
 Principal payments of related party notes                   -         (4,000)      (424,165)
---------------------------------------------------------------------------------------------
 Net Cash Provided by (Used in)
 Financing Activities                                        -          1,000     16,486,809
---------------------------------------------------------------------------------------------

Net Change In Cash                                           -         (6,351)         2,051

Cash at Beginning of Period                              2,051          8,402              -
---------------------------------------------------------------------------------------------

Cash at End of Period                            $       2,051  $       2,051  $       2,051
=============================================================================================



         The accompanying notes are an integral part of these consolidated financial statements.


                                        61

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - The Company is a development stage enterprise engaged principally in designing, engineering, and manufacturing sensor technology and equipment using flexible potentiometer technology.

Through April 1998, the Company operated through Sensitron, Inc, a Utah Corporation, at which time it changed its name to Micropoint, Inc. In June 1999, the name was changed to Flexpoint Sensor Systems, Inc.

Petition for Relief Under Chapter 11 - On July 3, 2001, Flexpoint Sensor Systems, Inc. (the "Company") filed petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Utah. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were stayed while the Company continued business operations as debtor-in-possession. On February 24, 2004, the Company's plan of reorganization was confirmed by the U.S. Bankruptcy Court and the Company emerged from bankruptcy. The emergence from bankruptcy was accounted for using fresh start accounting. The accompanying financial statements only reflect the Company's transactions up to the date of emergence from bankruptcy.

The Company determined that there was insufficient collateral to cover the interest portion of scheduled payments on its pre-petition debt obligations; therefore, the debtor discontinued accruing interest on these obligations. Contractual interest on those obligations as of February 23, 2004 and December 31, 2003 was $621,936, which was $592,206 in excess of reported interest expense.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Flexpoint Sensor Systems, Inc. and its 90%-owned subsidiaries, Sensitron, Inc. and Flexpoint, Inc. Intercompany transactions and accounts have been eliminated in consolidation.

Nature of Operations - The Company is a development stage enterprise engaged principally in designing, engineering, and manufacturing sensor technology and equipment using flexible potentiometer technology.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

Business Condition - The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has filed petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Utah and has suffered losses from operations and has had negative cash flows from operating activities during the period from January 1, 2004 through February 23, 2004 and for the year ended December 31, 2003. In addition, the Company ceased its manufacturing activities and defaulted on major debt and lease obligations.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


All of these conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to obtain additional financing and establish business arrangements that will enable the Company to generate profitable operations. The Company is involved in discussions with possible financing sources and business partners. However, no agreements have been reached and there is no assurance that additional financing will be realized or business relationships established.

Revenue Recognition - Revenue from the sale of products is recorded at the time of shipment to the customers. Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license technology to others is deferred until all conditions under the contracts are met and then recognized as licensing royalty revenue over the remaining term of the contracts.

As of February 23, 2004 and December 31, 2003, the Company had deferred revenue of $343,750, consisting of $250,000 of prepaid royalties to be deferred and recognized as royalty sales are reported to the Company by the customer over the remaining term of the agreement, and $93,750 of deferred sales related to software license rights sold to the customer that will be amortized over the six year term of the contract.

Stock Based Compensation - The Company accounts for its stock-based compensation issued to employees and directors under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, compensation related to stock options, if any, is recorded if an option's exercise price on the grant date is less than the fair value of the Company's common stock on the grant date, and amortized over the vesting period. Compensation expense for stock awards or purchases, if any, is recognized if the award or purchase price on the measurement date is below the fair value of the Company's common stock, and is recognized on the date of award or purchase.

The Company accounts for its stock-based compensation issued to non-employees using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation, and related interpretations. Under SFAS No. 123, stock-based compensation is determined as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete.

At February 23, 2004 and December 31, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 4. There was no stock-based compensation recognized for the period from January 1, 2004 through February 23, 2004 or for the year ended December 31, 2003, nor would there have been any such compensation had it been determined under the fair-value method for all awards; therefore, pro forma amounts for net loss and basic and diluted loss per common share are not presented.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Basic and Diluted Income (Loss) Per Share - Basic loss per common share from continuing operations is computed by dividing loss from continuing operations by the number of common shares outstanding during the period. Basic income
(loss) per common share applicable to common shareholders is calculated by dividing income (loss) applicable to common shareholders by the number of common shares outstanding during the period. Diluted income (loss) per share is calculated to give effect to stock warrants and options using the treasury stock method and convertible preferred stock using the if-converted method. Stock warrants and options, and convertible preferred stock were not included in diluted income (loss) per share during loss periods when those potentially issuable common shares would decrease the loss per share. The effects of 4,569,187 potentially issuable common shares at February 23, 2004 and December 31, 2003, were excluded from the calculation of diluted loss per share.

Recently Enacted Accounting Standards - In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity in which either (1) the equity investors do not have a controlling financial interest or, (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The provisions of FIN 46 become effective for the company as of December 31, 2003. The Company does not have an interest in a variable interest entity and does not expect the provisions of FIN 46 to have a material effect on its future, interim or annual financial statements.

NOTE 2 - CONTINGENT LIABILITIES

Delphi Automotive Systems Supply Agreement - The Company entered into a Purchase and Supply Agreement (the "Supply Agreement") with Delphi Automotive Systems ("Delphi") in June 1998. Under the terms of the Supply Agreement, the Company was to supply its proprietary sensor mats to Delphi for integration into a weight based suppression system as a critical part of a smart air bag system. The Supply Agreement provided that such sensor mats were to be exclusively supplied to General Motors, through Delphi, by the Company through 2002. In May 2000, the Supply Agreement was amended, primarily providing for Delphi to make loan payments to the Company to be used directly for Delphi programs. As of December 31, 2000, the Company had received loan payments of $1,700,000 from Delphi.

In August 2000, Delphi notified the Company of its intent to terminate the Supply Agreement. However, the Company believes that Delphi is not entitled to terminate the agreement or has not followed the appropriate contractual provisions for termination of the Supply Agreement. As a result, the Company significantly reduced its workforce and operating costs in order to conserve resources and sought protection under the United States Federal bankruptcy laws.

Delphi has made a claim to the bankruptcy court against the Company of $1,700,000. Litigation of the claim is estimated to begin after the confirmation date of the Company's bankruptcy reorganization.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - STOCKHOLDERS' EQUITY

Preferred Stock - During the year ended December 31, 1999, 4,500 shares of preferred stock were designated as Series A Convertible Preferred Stock ("Series A Preferred") with a stated value of $875. The Series A Preferred will rank, with respect to rights on liquidation, senior to all classes of common stock and each other class of capital stock or series of preferred stock established after the date designated by the Board of Directors. The Series A Preferred has no stated dividend rate and no dividends will be payable thereon unless declared by the Board of Directors. Each share of Series A Preferred outstanding is entitled to 250 votes. The Series A Preferred shares are entitled to a preference in liquidation over the common shares equal to $875 per preferred share.

Shares of Series A Preferred may be convertible at any time, in whole or in part, at the option of the holder thereof into common stock at a conversion price of $3.50 per share. The outstanding shares of Series A Preferred will automatically be converted into common stock if the closing bid price for the common stock for 15 successive trading days is equal to or greater than $12.00 per share.

Series A Preferred and Series A warrants to purchase 250 shares of common stock were issued as a unit in an offering from May through July 1999. In addition to units sold, shareholders who purchased common stock under the Company's prior private offering were given the option of converting the shares of common stock purchased into preferred units of the new offering.
The offering resulted in the issuance of 536 shares of convertible preferred stock and Series A warrants to purchase 134,000 shares of common stock at $4.00 per share. The conversion resulted in the cancellation of 489,523 shares of common stock and the issuance 2,238 shares of convertible preferred stock and Series A warrants to purchase 559,551 of common stock at $4.00 per share. The warrants expired on January 1, 2001. The gross proceeds from the offering before $8,263 offering costs were $469,000. These proceeds and the conversion of the common shares were allocated on the dates received to (a) the Series A Warrants to purchase common stock based upon their fair value in the amount of $ 693,551 and (b) $1,725,624 was allocated to the convertible preferred stock. The resulting discount on the preferred stock of $693,551 was immediately amortized as a preferred stock dividend on the dates the convertible preferred stock was issued because it was fully convertible on the date of issuance.

During the year ended December 31, 2000, 1,194 shares of Series A Preferred were converted into 298,500 shares of common stock, respectively. All shares of preferred stock will be cancelled pursuant to the bankruptcy plan of reorganization, if is executed.

Super Voting Preferred Stock - On April 13, 2001, the Company authorized a class of stock designated as Series 2001 Super-Voting Preferred, with a par value of $0.001, each share of the Super-Voting Preferred having 100 votes per share, with voting rights to expire July 1, 2004. The stock will not pay dividends and will not participate in liquidation. The stock is redeemable for $0.001 per share.

NOTE 4 - STOCK OPTIONS

On April 1, 1995, the Board of Directors and shareholders adopted an Omnibus Stock Option Plan (the "Plan"). Under the terms of the Plan, as amended in October 1997, Flexpoint may grant options to employees, directors and consultants to purchase up to 5,037,500 shares of common stock. Incentive or non-qualified options may be granted under the Plan. Options granted under the Plan are exercisable over periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options generally vest from immediately to five years. The exercise prices of options granted under the Plan generally have been equal to or in excess of the fair value of Flexpoint's common stock on the date of grant. Generally, the only condition for exercise of options granted under the Plan is that the employees remain employed through the date the options are exercised or vested.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options as of February 23, 2004 and December 31, 2003 and changes during the periods ended on those dates are presented below:


                                February 23, 2004       December 31, 2003
                            -------------------------- -----------------------
                                         Weighted-                Weighted-
                                          Average                  Average
                            Shares    Exercise Price   Shares   Exercise Price
------------------------------------------------------------------------------
Outstanding at beginning
 of year                    555,000    $   1.28        555,000   $      -
Expired                           -           -              -          -
------------------------------------------------------------------------------
Options outstanding at
 end of year                555,000    $   1.28        555,000   $   1.28
==============================================================================
Options exercisable at
 end of year                555,000    $   1.28        555,000   $   1.28
==============================================================================

The following table summarizes information about stock options outstanding at February 23, 2004 and December 31, 2003:

                               Outstanding                   Exercisable
                 -------------------------------------- ----------------------
                                Weighted-
                                Average        Weighted              Weighted
                                Remaining      Average                Average
                   Number      Contractual     Exercise   Number     Exercise
Exercise Prices  Outstanding  Life in Years     Price    Exercisable   Price
------------------------------------------------------------------------------
$   0.77          325,000         3.67         $   0.77    325,000    $  0.77
$   2.00          230,000         1.37         $   2.00    230,000    $  2.00
------------------------------------------------------------------------------
$0.77-2.00        555,000         2.72         $   1.28    555,000    $  1.28
==============================================================================

NOTE 5 - STOCK PURCHASE WARRANTS

From 1995 through 1999, the Company issued warrants to equity investors in connection with equity offerings. During 2000, Series C and Series D convertible notes and other notes payable were issued for an aggregate principal balance of $405,000 together with warrants to purchase 220,588 common shares with exercise prices of $1.70 to $2.25 and expiring during 2003. The proceeds from the notes were allocated between the convertible notes and the warrants based upon their relative fair values. The estimated fair value of the warrants of $241,176 was determined using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%; volatility of 125.7%; risk-free interest rate of 6.8%; and estimated life of 3 years. The warrants were allocated $213,785 of the net proceeds of the convertible notes payable, $110,644 was allocated to the beneficial conversion option of the convertible notes, and $80,572 was allocated to the convertible notes payable. The resulting $324,428 discount on the promissory was amortized through the date the notes were convertible and resulted in amortization expense of $324,428 during the year ended December 31, 2000.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2000, warrants were issued to a note holder for consideration for an extension of terms and also issued warrants for services to outside legal counsel, and to others for services. Warrants issued carried an exercise price equal to the estimated fair value of the underlying shares on each issuance and expired from July 2004 through August 2004. The fair value of warrants issued for services were estimated on the date of issuance using the Black-Scholes option-pricing module. The Board of Directors estimated the fair value of the underlying common shares when there was no active trading market for the Company's common shares, into which the warrants were convertible. The estimated fair value of the warrants closely approximated the estimated fair value of the underlying shares at each of the issuance dates. Pursuant to the bankruptcy plan of reorganization, if executed, warrants outstanding would be cancelled. Warrants issued for services from 1995 through 2000 were as follows:


------------------------------------------------------------------------------
            Number of                           Exercise   Fair    Expense
Year        Warrants    Consideration           Price      Value   Recognized
-----------------------------------------------------------------------------
1995           22,750   Legal services          $ 0.77    $ 0.77   $   17,518
1996            6,500   Legal services            0.77      0.77        5,005
1997          910,000   Director services         1.15      1.15    1,046,500
1999          100,000   Consulting services       1.85      1.85      185,000
2000          240,000   Services                  2.00      1.81      434,400
2000           10,000   Litigation settlement     1.50      0.21        2,100
------------------------------------------------------------------------------


The following table summarizes information about warrants outstanding at February 23, 2004 and December 31, 2003:

          --------------------------------------------------------
                                            Weighted-Average
                            Warrants        Remaining Contractual
          Exercise Prices   Outstanding     Life in Years
          --------------------------------------------------------
          $1.50 - $1.79        389,747         0.18
          $2.05 - $2.50      2,980,747         0.33
          $3.15 - $3.44        335,000         0.56
          --------------------------------------------------------
          $1.50 - $3.44      3,705,494         0.34
          ========================================================

NOTE 6 - INCOME TAXES

The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes:
                                       For the period from  For the year ended
                                        January 1, 2004 to      December 31,
                                         February 23, 2004          2003
------------------------------------------------------------------------------
Tax at statutory rate (34%)               $      188,289       $   (50,577)
Non-deductible expenses                           37,894            37,894
Benefit of operating loss carryforward          (255,599)                -
Increase in valuation allowance                   11,141            17,592
State tax benefit, net of federal tax effect      18,275            (4,909)
-----------------------------------------------------------------------------
Provision for Income Taxes                $            -       $         -
=============================================================================

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            (Debtor-in-Possession as of July 3, 2001)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Capital Leases - During the year ended December 31, 2000, the Company entered into capital lease arrangement for certain equipment with an original cost of $66,852. As of February 23, 2004 and December 31, 2003, these capital lease obligations are in default and payment of the full amount was due. In January 2001, the lessor sued the Company for the accelerated lease payments of $84,950, plus accrued interest, which was $95,644 as of February 23, 2004 and December 31, 2003. No additional action has been taken by the lessor. The Company's subsidiary, Flexpoint Inc., has written off the $84,950 for these lease obligations and has reflected a gain on the forgiveness of debt as of February 23, 2004.

Rent expense for the periods ended February 23, 2004 and December 31, 2003 was $0 and $2,103, respectively.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


NOTE 5 - SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITES

On March 31, 2004, the Company issued 1,600,000 shares of common stock valued at $1,931,309, assumed a $698,000 convertible note payable and paid cash of $265,000 to Flexpoint Holdings, LLC, a company controlled by a shareholder, in exchange for equipment valued at $1,248,732 and proprietary technology value at $1,645,577. On March 31, 2004, a $1,500,000 convertible note payable was converted into 3,000,000 shares of common stock.




         _____________

We have not authorized any dealer,
salesman or any other person to
give any information or to make
any representations not contained                      -----------------
in this prospectus.  Any information                       PROSPECTUS
or representation not contained in                     -----------------
this prospectus must not be relied
upon as having been authorized by
Flexpoint Sensor System, Inc.

         _____________
             TABLE OF CONTENTS
Prospectus Summary..........................3
Risk Factors................................4
Use of Proceeds.............................7
Market for Common Equity....................7
Description of Business.....................9   FLEXPOINT SENSOR SYSTEMS, INC.
Property...................................15
Legal Proceedings..........................15
Management's Discussion and Analysis.......16        8,932,670 Common Shares
Management.................................22
Executive Compensation.....................23
Certain Related Transactions...............23
Principal Stockholders.....................23
Description of Common Stock................25
Selling Stockholders.......................25
Plan of Distribution.......................30          August __, 2005
Other Information..........................31
   Interest of Named Experts and Counsel...31
   SEC's Position on Indemnification for
      Securities Act Liability.............31
   Additional Information..................32
Changes In and Disagreements
   With Accountants........................32
Financial Statements.......................32

                             PART II

        ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 145 of Delaware General Corporation law, we are permitted to indemnify our directors and officers. Our bylaws provide for the indemnification of present and former directors, officers, employees and agents and each person who serves at our request in those capacities. We will indemnify these individuals against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding brought against the person because of his position with the company. Persons may receive advances for expenses if the person requests and provides an undertaking affirming he will repay the advance if it is determined he is not entitled to indemnification. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

      ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses to be paid by Flexpoint Sensor in connection with the sale of the shares. We will pay all the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares. All the amounts shown include estimates of future expenses, except for the registration fee:


Securities and Exchange Commission registration fee...............$   1,850.42
Printing expenses.................................................      600.00
Legal fees and expenses...........................................   10,000.00
Accounting fees and expenses.....................................     5,000.00
Transfer agent and registrar fees and expenses...................     2,400.00
Miscellaneous....................................................     2,000.00
            Total................................................$   21,850.42



        ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALE OF UNREGISTERED SECURITIES

The following discussion describes all securities sold without registration by Flexpoint Sensor during the past three years.

On July 21, 2005, we granted warrants to purchase 30,000 shares of common stock to Investors Stock Daily, Inc. in consideration for investor relations services. The warrants have an exercise price of $2.00 and expire July 20, 2007. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 31, 2005, we closed our private placement offering conducted pursuant to Rule 506 of Regulation D. We issued 2,836,335 units to 54 accredited investors and issued 140,000 units to the placement agent, Alpine Securities Corporation, as a commission. Each unit consisted of one share of common stock and one warrant to purchase one additional share of common stock. The maximum aggregate offering price of the private placement was $4,725,000 and we realized proceeds of $3,907,208, net of $347,294 of cash offering costs. The warrants sold as part of the unit have an exercise price of $3.00 and have a two year exercise term beginning October 1, 2005. The warrants are also subject to a "call." If the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, then we have the right to call the warrants in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or the warrant is forfeited. Also, the investor may not exercise a warrant if the exercise of the warrant would cause the investor to own more than 4.99% of our then issued and outstanding common stock.

On November 24, 2004, we authorized the issuance of 1,200,000 common shares, valued at $1,766,000, to John A. Sindt in settlement of claims and for services. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 31, 2004, we issued 1,600,000 shares valued at approximately $1,835,000 as partial payment to purchase the assets of Flexpoint Holdings, LLC. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 5, 2004, pursuant to the bankruptcy reorganization plan, our board authorized the issuance of an aggregate of 6,679,474 shares of common stock to our creditors in satisfaction of debt valued at $2.0 million and for conversion of a $1.4 million line of credit. We relied upon an exemption from registration provided by Section 1145 of the Bankruptcy Code.

On March 3, 2004, we issued 100,000 restricted common shares and warrants to purchase 650,000 common shares to Summit Resource Group in consideration for investor relations consulting services. The shares were valued at $114,680, or $1.15 per share, and the warrants were valued at $731,328 based on the Black-Scholes option pricing model, or a fair value of $1.13 per share. Warrants to purchase 150,000 shares at $0.70 vested at the execution of the agreement, warrants to purchase 150,000 shares at $0.70 per share vest on May 1, 2004, and warrants to purchase 350,000 shares at $0.80 per share vest on September 1, 2004. The warrants have a five year term from the date they are awarded. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In each of the private transactions above we believe that each purchaser was aware:
..    That the securities had not been registered under federal securities laws;
..    Acquired the securities for his/her/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws;
..    Understood that the securities would need to be held indefinitely unless registered or an exemption from registration applied to a proposed disposition; and
..    Was aware that the certificate representing the securities would bear a legend restricting their transfer.
We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities, and the rules and regulations promulgated thereunder.

                        ITEM 27.  EXHIBITS

No.    Description.
2.1 Order Confirming Plan, dated February 24, 2004 (Incorporated by reference to exhibit 2.1 for Form 8-K filed March 5, 2004)
2.2 Debtor's Plan of Reorganization, dated January 14, 2004 (Incorporated by reference to exhibit 2.2 for Form 8-K filed March 5, 2004)
2.3 Asset Purchase Agreement between Flexpoint Sensor and Flexpoint Holdings, LLC, dated March 31, 2004 (Incorporated by reference to exhibit 2.3 of Form 10-QSB, filed May 3, 2004)
3.1 Certificate of Incorporation of Nanotech Corporation (Incorporated by reference to exhibit 3.1 of Form 10-SB registration statement, filed June 17,1994.)
3.2 Certificate of Amendment to Certificate of Incorporation of Nanotech Corporation (Incorporated by reference to exhibit 3.1 of Form 8-K, filed April 9, 1998)
3.3 Certificate of Amendment to Certificate of Incorporation of Micropoint Inc. (Incorporated by reference to exhibit 3.3 of Form 10-QSB, filed May 3, 2004)
3.4 Restated bylaws of Flexpoint Sensor (Incorporated by reference to exhibit 3.4 of Form 10-QSB, filed May 3, 2004)
5.1    Opinion of Cindy Shy, P.C.
10.1 Credit Line Agreement between Flexpoint Sensor and Broad Investment Partners, LLC, dated January 14,

       2004 (Incorporated by reference to exhibit 10.1 for Form 8-K filed March 5, 2004)
10.2 Lease Agreement between Flexpoint Sensor and F.G.B.P., L.L.C., dated July 12, 2004 (Incorporated by reference to exhibit 10.2 of Form 10-QSB, filed November 15, 2004, as amended)
10.3 Consulting Agreement between Flexpoint Sensor and Summit Resource Group, dated March 3, 2004 (Incorporated by reference to exhibit 10.3 of Form 10-QSB, filed May 3, 2004)
21.1 Subsidiaries of Flexpoint Sensor Systems, Inc. (Incorporated by reference to exhibit 21 of Form 10-KSB, filed February 18, 2004)
23.1   Consent of Hansen, Barnett & Maxwell

23.2   Consent of Cindy Shy, P.C. (See Exhibit 5.1)
24.1   Power of Attorney (See signature page)

                      ITEM 28:  UNDERTAKINGS

Pursuant to Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes to:
(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution;
(2) for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Draper, Utah on August 3, 2005.





                            FLEXPOINT SENSOR SYSTEMS, INC.


         08/03/2005              /s/ Clark M. Mower
Date: ____________________  By: _______________________________________
                                Clark M. Mower, President


                        POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark M. Mower and John A. Sindt, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         08/03/2005              /s/ Clark M. Mower
Date: ____________________      _____________________________________
                                Clark M. Mower
                                President, Chief Executive Officer and
                                Director

         08/03/2005              /s/ John A. Sindt
Date: ____________________      _____________________________________
                                John A. Sindt
                                Chairman of the Board, and
                                Principal Finance and Accounting Officer

         08/03/2005              /s/ B. Fred Atkinson, Jr.
Date: ____________________      _____________________________________
                                B. Fred Atkinson, Jr.
                                Secretary/Treasurer and Comptroller


         08/03/2005              /s/ Ruland J. Gill, Jr.
Date: _________________         _____________________________________
                                Ruland J. Gill, Jr.
                                Director


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